SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No.      )

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NOTICE OF ANNUAL MEETING OF THE SHAREOWNERS

Date:	May 13, 2009

Time:	10:00 a.m.

Place:	Quinnipiac University
School of Law Center – Grand Courtroom
275 Mount Carmel Avenue
Hamden, Connecticut

Matters to be voted on:

1.	Election of Directors.

2.	Ratification of the selection of PricewaterhouseCoopers LLP as UIL Holdings Corporation’s independent registered public accounting firm for 2009.

3.	Any other matters properly brought before the shareowners at the annual meeting or any adjournment of the annual meeting.

You can vote your shares of common stock at the annual meeting if UIL Holdings Corporation’s records show that you owned the shares on March 18, 2009.

UIL Holdings Corporation (the “Company”) is pleased to take advantage of the U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy material over the Internet. As a result, the Company is mailing to most of our shareowners a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our proxy statement and 2008 Annual Report. The Notice contains instructions on how to access those documents over the Internet and instructions on how to request a paper copy of our proxy materials, including the Proxy Statement, our 2008 Annual Report and proxy card. All shareowners who did not receive a Notice will receive a paper copy of the proxy material by mail. The Company believes that this process allows the Company to provide shareowners with the information they need in a timely manner while reducing the environmental impact, and lowering the costs, of printing and distributing our proxy materials.

If you plan on personally attending the meeting, you will be asked to verify that you are a shareowner by presenting an attendance ticket (attached to your proxy card) or the Notice you received regarding the availability of proxy materials for the annual meeting, together with a proper form of identification. If shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a statement, proxy or a letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares as of March 18, 2009. Cameras, recording devices and other electronic devices will not be permitted at the meeting. For the safety of attendees, all bags, packages, and briefcases are subject to inspection. Your compliance is appreciated.

Whether you plan to attend the annual meeting or not, please vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a proxy card, please fill in, sign, date and promptly return the enclosed proxy card in the postage prepaid envelope provided.

April 1, 2009

By Order of the Board of Directors,

LINDA L. RANDELL

Senior Vice President, General Counsel and Corporate Secretary

YOUR VOTE IS IMPORTANT

In order to save UIL Holdings Corporation the expense of further solicitation to ensure that a quorum is present at the annual meeting, please return your proxy card promptly - regardless of the number of shares you own, and regardless of whether you plan to attend the meeting.

Directions to Quinnipiac University appear at the end of the accompanying Proxy Statement.

PROXY STATEMENT

UIL Holdings Corporation (“UIL Holdings,” the “Corporation,” “UIL” or the “Company”) is mailing either (1) a Notice of its Annual Meeting of the Shareowners, this proxy statement and the accompanying proxy form, or (2) a Notice of Internet Availability of Proxy Materials (the “Notice”), on or about April 1, 2009, to all of its shareowners who, according to its records, held common stock as of the close of business on March 18, 2009, in connection with the solicitation of proxies for use at the 2009 Annual Meeting of the Shareowners (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, May 13, 2009 at 10:00 a.m. at Quinnipiac University, School of Law Center – Grand Courtroom, 275 Mount Carmel Avenue, Hamden, Connecticut, for the purposes listed in the accompanying Notice of Annual Meeting of the Shareowners. UIL Holdings is making this solicitation, and it will bear the expense of printing and mailing proxy materials to shareowners. UIL Holdings will ask banks, brokers and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners of shares and to secure their voting instructions, if necessary, and UIL Holdings will reimburse them for their reasonable expenses in so doing. Directors, officers and employees of UIL Holdings may also solicit proxies personally or by telephone, but they will not be specifically compensated for soliciting proxies. In addition, UIL Holdings has retained Georgeson Shareholder Communications, Inc. of New York, New York, at a cost to UIL Holdings of $12,500 plus expenses to aid in the solicitation of proxies by similar methods.

SHAREOWNERS ENTITLED TO VOTE

At the close of business on March 18, 2009, the record date for the Annual Meeting, 25,302,223 shares of UIL Holdings common stock were outstanding. Shareowners of all outstanding shares of common stock will be entitled to vote at the meeting, each share being entitled to one vote, on each matter coming before the meeting as listed in the accompanying Notice of Annual Meeting of the Shareowners. In accordance with UIL Holdings’ bylaws, the President will appoint inspectors of proxies and tellers to count all votes on each matter coming before the meeting.

Shareowners who are participants in Investors Choice, a Dividend Reinvestment & Direct Stock Purchase and Sale Plan for the shares of UIL Holdings common stock, will, upon request, receive proxy notice or forms that cover the shares held in their accounts under the plan.

If you properly return a proxy form, in accordance with the instructions listed on the Notice or proxy card, then the shares covered by that proxy form:

•

will be voted or not voted, in accordance with the instructions you give on the proxy form, to elect as Directors for the ensuing year the eleven persons named in this proxy statement, or any other person or persons that the present Board of Directors names as a substitute nominee if one or more of the eleven persons named is unable to serve;

•

will be voted for or against, or not voted, in accordance with the instructions you give on the proxy form, with respect to the proposal to ratify the retention of PricewaterhouseCoopers LLP as UIL Holdings’ independent registered public accounting firm for fiscal year 2009; and

•

will be voted in accordance with the discretion of the person or persons designated as proxies on the proxy form with respect to other matters, if any, which come before the meeting. UIL Holdings is not aware of any other matters to be presented at the meeting.

You may revoke your proxy at any time prior to its use. In order to revoke your proxy, you must file with UIL Holdings’ Corporate Secretary a written notice of revocation or another properly signed proxy form bearing a later date. If you attend the meeting in person, you may, if you wish, vote by ballot at the meeting. If you do vote by ballot at the meeting, then the proxy you previously gave will be cancelled.

Under Connecticut law and UIL Holdings’ bylaws, shareowners holding a majority of the shares of outstanding common stock will constitute a quorum for purposes of considering and acting upon the matters listed in the accompanying Notice of Annual Meeting of the Shareowners.

Under Connecticut law and UIL Holdings’ bylaws, assuming that a quorum is present at the meeting, Directors will be elected by a plurality of the votes cast at the meeting. Withholding authority to vote for a Director nominee will not prevent that Director nominee from being elected. Cumulative voting for Directors is not permitted under Connecticut law unless a corporation’s certificate of incorporation provides for cumulative voting rights. UIL Holdings’ certificate of incorporation does not provide for cumulative voting rights.

Under Connecticut law and UIL Holdings’ bylaws, assuming that a quorum is present at the meeting, the proposal to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as UIL Holdings’ independent registered public accounting firm will be approved if the votes cast in favor of this action exceed the votes cast against it. Proxies marked to abstain from voting with respect to this action will not have the legal effect of voting against it.

PRINCIPAL SHAREOWNERS

In statements filed with the Securities and Exchange Commission, the entity identified in the table below has disclosed beneficial ownership of shares of UIL Holdings common stock as shown in the table. The entity identified in the table has not acknowledged that it has acted, or is acting, as a partnership, limited partnership or syndicate, or as a group of any kind for the purpose of acquiring, holding or disposing of UIL Holdings common stock. There is no other person or group of persons known to UIL Holdings to be the beneficial owner of more than 5% of the shares of UIL Holdings common stock as of the close of business on March 18, 2009.

The percentage shown in the right-hand column is calculated based on the 25,302,223 shares of UIL Holdings common stock outstanding as of the close of business on March 18, 2009.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	1,821,321 shares (1)	7.20%

(1)

Based upon information provided in a Schedule 13G filing by Barclays Global Investors, NA and its affiliates dated February 6, 2009. Barclays Global Investors, NA, Barclays Global Fund Advisors and Barclays Global Investors, LTD have sole voting power with respect to 570,314, 820,333 and 635 shares, respectively and dispositive power with respect to 696,648, 1,107,857 and 16,816 shares, respectively. The Schedule 13G notes that the shares reported are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Unless you instruct otherwise on the proxy form, shares to which the signed and returned form relates will be voted in favor of the persons listed below for election as Directors of UIL Holdings. Although UIL Holdings knows of no reason why any of the persons listed below will be unable to serve as a Director, if that should occur, your shares will be voted for any other person that the present Board of Directors of UIL Holdings (the “Board of Directors” or the “Board”) names as a substitute nominee. All of the nominees listed below were elected Directors at the last annual meeting, with the exception of Donald R. Shassian who was elected Director by the Board effective as of October 1, 2008. The stated age of the Director nominees will be their age at May 13, 2009. The Board of Directors has adopted a policy that states that a Director will not be a candidate for re-election after his or her seventy-second birthday.

Name, Principal Occupation, Other Corporate and Civic Affiliations and Principal Occupations During the Past Five Years of Nominee (1)	Age	Director Since
Thelma R. Albright Former President, Carter Products Division, Carter-Wallace, Inc., Cranbury, New Jersey, a consumer and healthcare products manufacturer. Currently, Director, UIL Holdings Corporation, The United Illuminating Company and Church and Dwight, Inc.	62	1995

Marc C. Breslawsky Former Chairman of the Board of Directors and Chief Executive Officer, Imagistics International Inc., Trumbull, Connecticut, a sales, service and marketing organization offering enterprise office imaging and document solutions in the United States and Europe. Currently, Director, UIL Holdings Corporation, The United Illuminating Company, C.R. Bard, Inc. and The Brinks Company. Former Director of Océ America Holding Company.	66	1995

Arnold L. Chase Member of the Board of Directors and President, Gemini Networks, Inc. and Chase Enterprises, Hartford, Connecticut, privately owned investment holding companies. Also, Director, UIL Holdings Corporation, The United Illuminating Company, and Connecticut Public Broadcasting, Inc.	57	1999

Betsy Henley-Cohn Chairperson of the Board of Directors and Chief Executive Officer, Joseph Cohn & Son, Inc., North Haven, Connecticut, a construction sub-contracting business operating in New England. Also Director, UIL Holdings Corporation and The United Illuminating Company. Former Chairperson of BIW Limited, a water utility holding company, and former Director of The Aristotle Corporation and Citizens Bank of Connecticut.	56	1989

John L. Lahey President, Quinnipiac University, Hamden, Connecticut. Also, Trustee Yale New Haven Hospital. Director, UIL Holdings Corporation, The United Illuminating Company, The NYC Saint Patrick’s Day Parade, Inc., Standard Security Life Insurance Company of New York, The Aristotle Corporation and the Independence Holding Company, and Member of the Council of the American Bar Association Section of Legal Education and Admissions to the Bar.	62	1994

F. Patrick McFadden, Jr. Former Chairman of the Board of Directors, Citizen’s Bank of Connecticut, New Haven, Connecticut, a commercial banking institution. Currently, Vice-Chairman of the Board of Directors, Yale-New Haven Health Services Corporation; Non-Executive Chairman and Director, UIL Holdings Corporation and The United Illuminating Company; Director, Higher One, a financial services company and Goodspeed Opera, Haddam, Connecticut. Member, Representative Policy Board of the South Central Connecticut Regional Water Authority.	71	1987

Daniel J. Miglio Former Chairman of the Board of Directors, President and Chief Executive Officer of SNET Corporation and the Southern New England Telephone Company, New Haven, Connecticut, telecommunications companies. Currently, Director, UIL Holdings Corporation, The United Illuminating Company and Yale-New Haven Health Services Corporation.	68	1999

Name, Principal Occupation, Other Corporate and Civic Affiliations and Principal Occupations During the Past Five Years of Nominee (1)	Age	Director Since

William F. Murdy

Chairman of the Board of Directors and Chief Executive Officer of Comfort Systems USA, a national consolidation of heating, ventilation, air conditioning and related services companies serving the commercial and industrial markets. Also, Director, UIL Holdings Corporation, The United Illuminating Company, Kaiser Aluminum, and Compact Power Inc. Member, National Board and Executive Committee of Business Executives for National Security, the Council on Foreign Relations, the Board of Trustees of the Association of Graduates of the U.S. Military Academy, and the Corporate Council of the Vietnam Veterans Memorial.

	67	2001

Donald R. Shassian Executive Vice President and Chief Financial Officer of Frontier Communications, a provider of voice, data and video services. Also, Director, UIL Holdings Corporation and The United Illuminating Company.	53	2008

James A. Thomas Former Associate Dean, Yale Law School, New Haven, Connecticut. Currently, Director, Yale-New Haven Health Services Corporation, UIL Holdings Corporation, The United Illuminating Company and People’s United Bank.	70	1992

James P. Torgerson Former President and Chief Executive Officer, Midwest Independent Systems Operator, Inc. Currently, President and Chief Executive Officer, UIL Holdings Corporation, Chief Executive Officer, The United Illuminating Company, and Director, UIL Holdings Corporation and The United Illuminating Company. Board Member, St. Raphael’s Healthcare System, Regional Growth Partnership, Edison Electric Institute and the Connecticut Business and Industry Association.	56	2006

(1)	For certain nominees, the listed principal occupation is prior to 2004.

Vote Required for Approval

Under Connecticut law and UIL Holdings’ bylaws, assuming that a quorum is present at the meeting, Directors will be elected by a plurality of the votes cast at the meeting. Withholding authority to vote for a Director nominee will not prevent that Director nominee from being elected. Cumulative voting for Directors is not permitted under Connecticut law unless a corporation’s certificate of incorporation provides for cumulative voting rights. UIL Holdings’ certificate of incorporation does not provide for cumulative voting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL CONCERNING THE ELECTION OF DIRECTORS.

Information Regarding the Board of Directors

During the year 2008, the Board of Directors held 13 meetings. The average attendance record of the Directors was 99% for meetings of the Board of Directors and its committees held during 2008. All the members of the Board of Directors attended the 2008 Annual Meeting of Shareowners held on May 14, 2008, with the exception of Donald R. Shassian who was elected Director by the Board effective as of October 1, 2008.

Mr. McFadden has been re-elected as the Non-Executive Chair by the Board of Directors and presides over the executive sessions. The responsibilities adopted by the Board of Directors as they relate to the Non-Executive Chair are included in the Corporate Governance Standards of UIL Holdings and described below in this proxy statement.

Director Independence

The Board of Directors is composed at all times of at least a majority of directors who are independent. As described below, the Board has determined that 9 of the Board’s 11 director nominees, or approximately 82%, are independent directors. In accordance with New York Stock Exchange corporate governance standards, all of the members of the Audit Committee, the Compensation and Executive Development Committee and the Corporate Governance and Nominating Committee are independent directors.

The Board has adopted categorical standards to assist it in making the annual affirmative determination of each director’s independence status and these standards are posted on our website, www.uil.com. A director will be considered “independent” if he or she meets the requirements of the categorical standards and the criteria for independence set forth from time to time in the listing standards of The New York Stock Exchange (“NYSE”).

The Board has evaluated the relationships between each nominee for director (and his or her immediate family members and related interests) and UIL Holdings and its subsidiaries. The Board has affirmatively determined, upon the recommendation of the Corporate Governance and Nominating Committee, that each of the following nominees is independent: Ms. Albright, Mr. Breslawsky, Ms. Henley-Cohn, Mr. Lahey, Mr. McFadden, Mr. Miglio, Mr. Murdy, Mr. Thomas and Mr. Shassian. The Board has determined that Messrs. Chase and Torgerson do not meet the Corporation’s independence standards. Mr. Chase is not independent because he has a beneficial interest in the building known as 157 Church Street, at which a wholly-owned subsidiary of the Corporation is a lessee. Mr. Torgerson is not independent because he is the President and Chief Executive Officer of UIL Holdings.

Committees of the Board of Directors

Ms. Henley-Cohn and Messrs. McFadden and Torgerson serve on the Executive Committee of the Board of Directors, along with Mr. John Croweak, a current Director who is retiring as of the Annual Meeting. The Executive Committee is a standing committee that has and may exercise all the powers of the Board of Directors when it is not in session. Mr. McFadden is the Chair of the Executive Committee. The Executive Committee held one meeting during 2008.

Ms. Albright, Ms. Henley-Cohn and Messrs. Breslawsky, Miglio and Shassian serve on the Audit Committee of the Board of Directors. All members of the Audit Committee are independent as defined in the listing standards of The NYSE. The Audit Committee is a standing committee whose functions include assisting Board oversight of the integrity of the Corporation’s financial statements; assisting Board oversight of the Corporation’s compliance with legal and regulatory requirements, including monitoring the integrity of the Corporation’s reporting standards and systems of internal controls regarding finance, accounting and legal matters; retention and termination of independent auditors to conduct the annual audit; approval of non-audit relationships with the independent auditors; assisting Board oversight by monitoring the qualifications, independence, performance and scope of examination of the Corporation’s independent auditors; assisting Board oversight by monitoring the performance of the Corporation’s internal audit function; providing an avenue of communication among the Corporation’s independent auditors, management and the Board of Directors; and reviewing the quarterly and annual financial statements and the annual audit report. Mr. Miglio is the Chair of the Audit Committee. Messrs. Breslawsky, Miglio and Shassian are each an Audit Committee financial expert, as defined by the regulations of the Securities and Exchange Commission. In 2008, the Board of Directors amended the Audit Committee Charter to, among other things, authorize the Chair of the Committee to pre-approve specific services, subject to limitation, and advise the full Committee of such approval at the next regularly scheduled Audit Committee meeting. The Audit Committee Charter meets the current requirements of the Securities and Exchange Commission regulations and The NYSE listing standards. The charter is posted on the Corporation’s website, www.uil.com. The Corporation will send a copy to any shareowner who requests it by contacting the Corporate Secretary. The Audit Committee held five meetings during 2008.

Ms. Albright and Messrs. Lahey, Murdy and Thomas serve on the Compensation and Executive Development Committee (CEDC) of the Board of Directors, along with Mr. John Croweak, a current Director who is retiring as of the Annual Meeting. All members of the CEDC are independent as defined in the listing standards of The NYSE. Mr. Lahey is the Chair of the CEDC. The CEDC is a standing committee whose functions include discharging the responsibilities of the Board relating to compensation of the Corporation’s executives; ensuring that the officers of the

Corporation are appropriately compensated by establishing competitive executive compensation policies that are targeted to comparable companies, and by establishing other supplemental compensation and benefit programs all of which are deemed internally equitable, externally competitive and are designed to align the interests of such officers with those of the Corporation’s shareowners; making recommendations to the Board regarding the selection of the Corporation’s CEO and reviewing the CEO’s nominees for other officers of the Corporation and its affiliates; evaluating the annual performance of the Corporation’s CEO; reviewing management development and succession matters; and administering aspects of compensation plans and stock plans and amending or recommending changes in such plans. The CEDC has a charter that is available on UIL Holdings’ website, www.uil.com and the Corporation will send a copy to any shareowner who requests it by contacting the Corporate Secretary. The Compensation and Executive Development Committee held five meetings during 2008.

Ms. Henley-Cohn and Messrs. Breslawsky, Lahey and Miglio serve on the Corporate Governance and Nominating Committee of the Board of Directors. Ms. Henley-Cohn is the Chair of the Corporate Governance and Nominating Committee. All members of the Corporate Governance and Nominating Committee are independent as defined in the listing standards of The NYSE. The Corporate Governance and Nominating Committee is a standing committee whose functions include identifying individuals who are qualified to be nominated to the Board; making recommendations to the Board relating to the Corporation’s selection and nomination of Directors; reviewing and recommending to the Board the compensation of non-management directors; developing and recommending to the Board a set of corporate governance standards applicable to the Corporation; reviewing corporate governance trends, issues and best practices; and making recommendations to the Board regarding the adoption of best practices most appropriate for the governance of the affairs of the Board and the Corporation, including any recommended amendments to the Corporation’s corporate governance standards. The Corporate Governance and Nominating Committee has a charter that is available on UIL Holdings’ website, www.uil.com and the Corporation will send a copy to any shareowner who requests it by contacting the Corporate Secretary. The Corporate Governance and Nominating Committee does not set specific, minimum qualifications that nominees must meet in order for the Committee to recommend them for election to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of UIL Holdings and the composition of the Board of Directors. Members of the Corporate Governance and Nominating Committee discuss and evaluate possible candidates in detail, and suggest individuals to explore in more depth. Outside consultants have also been employed at times to help in identifying candidates. Once a candidate is identified whom the Committee wants to seriously consider for nomination, the Chair of the Corporate Governance and Nominating Committee enters into a discussion with that prospective nominee. The Corporate Governance and Nominating Committee will consider nominees recommended by shareowners. Nominees recommended by shareowners are given appropriate consideration in the same manner as other nominees. Shareowners who wish to submit nominees for Director for consideration by the Corporate Governance and Nominating Committee for election at the UIL Holdings 2010 Annual Meeting of Shareowners may do so by submitting in writing, between December 1, 2009 and December 31, 2009, the names of such nominees with their qualifications and biographical information forwarded to the Committee in care of the Corporate Secretary of UIL Holdings. The Corporate Governance and Nominating Committee held six meetings during 2008.

Messrs. Chase, Murdy and Thomas serve on the Finance Committee of the Board of Directors, along with Mr. John Croweak, a current Director who is retiring as of the Annual Meeting. Mr. Chase is the Chair of the Finance Committee. The Finance Committee is a standing committee that reviews financial decisions and transactions necessary to execute operating and strategic plans, and is the investment committee for the funded employee benefit plans and for any trusts established in connection with non-qualified deferred compensation plans. The Finance Committee is responsible for carrying out the Board’s duties in connection with the investment and management of plan assets held on behalf of the funded employee benefits plans and programs sponsored by the Corporation and its affiliates. At least annually, the Finance Committee examines the Corporation’s budget, projected income, cash flow and capital structure. The Finance Committee held five meetings during 2008.

The following table summarizes the information set forth above regarding the current composition of the committees of the Board.

Name	Executive Committee	Audit Committee	Compensation and Executive Development Committee	Corporate Governance and Nominating Committee	Finance Committee
Thelma R. Albright		X	X
Marc C. Breslawsky		X		X
Arnold L. Chase					C
John F. Croweak	X		X		X
Betsy Henley-Cohn	X	X		C
John L. Lahey			C	X
F. Patrick McFadden, Jr.	C
Daniel J. Miglio		C		X
William F. Murdy			X		X
Donald R. Shassian		X
James A. Thomas			X		X
James P. Torgerson	X

C: Chair     X: Committee member

TRANSACTIONS WITH RELATED PARTIES

Under a lease agreement dated May 7, 1991, one of UIL Holdings’ direct subsidiaries, The United Illuminating Company (UI), leased its corporate headquarters offices in New Haven from 157 Church Street, LLC, which is controlled by Arnold L. Chase, a Director and shareowner of UIL Holdings, and members of his immediate family. During 2008, UI’s lease payments to 157 Church Street, LLC totaled $10.8 million.

Mr. Torgerson has a son, Paul Torgerson, who has been an employee of Merrill Lynch for a number of years. UIL Holdings has had a banking relationship with Bank of America for a number of years, including in connection with its revolving credit facility described in Note (D) “Short-Term Credit Arrangements” of UIL Holdings Form 10-K for the fiscal year ended December 31, 2008. Bank of America acquired Merrill Lynch in a transaction announced during 2008, and Paul Torgerson continues to work as an investment banker in the Global Energy and Power group of the combined company, but he does no work directly involving UIL or UI.

GenConn Energy LLC (GenConn), of which UI is a 50-50 partner, has signed a promissory note (the “Loan”) with UI under which UI shall advance up to an aggregate principal amount of $48.5 million to fund GenConn’s construction and other cash needs until permanent financing can be arranged. As of December 31, 2008, the Loan balance was $35.5 million.

UIL Holdings has executed guarantee agreements on behalf of each of GenConn Devon LLC and GenConn Middletown LLC, each of which is a wholly owned subsidiary of GenConn, under which UIL Holdings guarantees that, in the event GenConn Devon LLC or GenConn Middletown LLC, as the case may be, fails to perform or observe the terms and provisions of its contract with GE Packaged Power, UIL Holdings shall take steps necessary to achieve performance or observance of such contract.

Other than as set forth in our Code of Business Conduct for the Board of Directors, UIL Holdings does not have a specific policy regarding review of transactions involving directors, management or other related parties. However, UIL Holdings discourages such transactions and has historically limited the approval of such transactions to specific and rare instances with the full disclosure to, and approval of, the disinterested members of the Board.

CORPORATE GOVERNANCE STANDARDS

The UIL Holdings Corporation Corporate Governance Standards are printed below, and are available on the Company’s website, www.uil.com.

The Board of Directors (the “Board”) of UIL Holdings Corporation (the “Corporation”) has adopted principles of corporate governance that govern the selection of Board candidates, compensation of Board members, rules regarding structure and operation of committees and meetings of and agendas for the Board and its committees. These practices are reviewed by the Corporate Governance and Nominating Committee periodically, and this review includes the evaluation by the Corporate Governance and Nominating Committee of board practices at other well-managed companies and emerging corporate governance issues. The Corporation makes available on its website, www.uil.com, these corporate governance standards and its code of business conduct for the Board of Directors as well as its code of business conduct for officers and employees, and the Corporation will send copies of any such documents to any shareowner who requests any of them by contacting the Corporate Secretary.

Primary Responsibilities of the Board of Directors

All directors are expected to exercise their responsibilities and promote the best interests of the shareowners in terms of corporate governance, compliance with applicable laws and regulation, and maintenance of accounting, financial, and other controls. The Board’s primary responsibility is to provide effective guidance of the affairs of the Corporation for the benefit of its shareowners. This includes overseeing the conduct of the Corporation’s business and, where appropriate, approval of the Corporation’s financial objectives, major corporate plans and strategies. In addition, the Board selects the Corporation’s Chief Executive Officer (CEO), acts as an advisor and counselor to the CEO and senior management and, through the Non-Executive Chair and the Compensation and Executive Development Committee, evaluates the CEO’s performance.

Independence of Directors

All members of the Board have a fiduciary responsibility to represent the best interests of the Corporation and its shareowners. At all times a majority of the Board shall be “Independent Directors” as that term is defined from time to time by relevant law and The New York Stock Exchange (“NYSE”) listing standards. Furthermore, the Board shall affirmatively determine the independence of directors in accordance with relevant law, NYSE listing standards, the Corporation’s policy for independence determinations and such other factors as the Board may deem appropriate.

Access to Management and Outside Advisors

The Directors have complete access to the Corporation’s senior management, including executive officers. The Board expects that management will be present regularly at Board meetings to provide additional insight into the items being discussed and to provide the Board the opportunity to evaluate their management skills. The Board also has access to the Corporation’s outside counsel and auditors and may retain outside counsel or other professional advisors of its choice with respect to any issue relating to its activities.

Non-Executive Chair of the Board

The Non-Executive Chair of the Board (“Non-Executive Chair”) directs the activities and meetings of the Board, acts as a liaison between the Board and management of the Corporation, and plays a complementary role to the CEO of the Corporation in interacting with shareowners of the Corporation and other third parties.

The Non-Executive Chair is selected by the Board to serve a one-year term. The Non-Executive Chair is selected from among those independent directors who are financially literate, as defined by the rules of the New York Stock Exchange. The Non-Executive Chair shall also be the chair of the Executive Committee of the Board, and shall not chair or serve on any other committee of the Board, but is invited to attend meetings of all such committees.

The Non-Executive Chair has the following responsibilities:

•	Provides leadership to the Board generally and establishes procedures to govern the Board’s work and ensure the Board’s full discharge of its duties

•	Schedules special meetings of the Board; works with committee chairs to coordinate the schedule of meetings for committees; organizes and presents the agenda for meetings of the Board

•

Ensures proper flow of information to the Board; reviews adequacy of documentary materials in support of management’s proposals; ensures adequate lead time for effective study and discussion of business under consideration

•

Presides at all meetings of the Board, including executive sessions of the non-management Directors and ensures minutes are duly recorded of all Board and committee meetings, including executive sessions as appropriate

•	Works with the Corporate Governance and Nominating Committee to ensure that each Director is making a significant contribution to the Board

•	Works with the Corporate Governance and Nominating Committee to ensure proper committee structure, including assignments of members and committee chairs

•	Conducts with the Compensation and Executive Development Committee, an assessment of the performance of the CEO

•	Acts as liaison between the Board and management

•	Advises the CEO on strategic matters and interacts with other members of senior management in a manner designed to facilitate the Board’s succession planning function

•	Ensures that he/she is available for consultation and direct communication with major shareowners; assists the CEO in communicating with third parties

•	Carries out other duties as requested by the CEO and the Board as a whole

Attendance at Meetings

Each director is expected to attend all meetings of the Board and all meetings of committees of which the director is a member. Such attendance is expected to be in person, although telephonic attendance is acceptable as long as it is infrequent. The Board recognizes that participation of a director may not be possible, either in person or by telephone conference, on occasions where meetings need to be scheduled on short notice and that conflicts may arise from time to time to prevent a director from attending a regularly scheduled meeting. Nonetheless, the Board expects that directors will make every possible effort to keep such absences to a minimum. All directors are expected to attend the annual meeting of shareowners.

Establishment of Agenda and Conduct of Meetings

The Non-Executive Chair shall establish the agenda for each Board meeting. Any director may suggest inclusion of additional items on the agenda. It is anticipated that the agenda will be distributed in advance of the Board meeting. Directors may also raise at any regular Board meeting subjects for discussion that are not on the formal agenda; however, the desire for inclusion of such items should be communicated to the Non-Executive Chair or Corporate Secretary in advance of the meeting, if possible. The agenda should provide for holding executive sessions of the non-management directors at regularly scheduled meetings. The Non-Executive Chair shall preside at all meetings of the Board, including executive sessions, and should determine the order and manner of proceeding at meetings.

Distribution of Board Materials

In addition to the Board agenda, information that is important to the Board’s understanding of the business of the Corporation shall be distributed to directors prior to each Board meeting. Directors also routinely receive quarterly financial reports as well as significant press releases, analyst reports, and other information designed to keep them informed of the significant aspects of the Corporation’s business performance and prospects. Directors are expected to review Board materials in advance of meetings.

Election of Board

The entire Board will be elected annually. A director will not be a candidate for reelection after his or her seventy-second birthday. A director will not be a candidate for election to a sixth term unless he or she is the beneficial owner, directly or indirectly, of at least 8,500 shares of UIL Holdings common stock.

Board Composition

The directors, taken as a whole, should have the expertise and ability to fulfill the responsibilities of the Board. In considering candidates to recommend for nomination or re-nomination to the Board, the Corporate Governance and Nominating Committee shall consider the knowledge, skills, abilities, expertise, character, and qualifications of such candidates, as well as other factors bearing on such candidates’ ability to serve effectively, including the ability to oversee the management and direct the affairs and business of the Corporation, and other Board and committee responsibilities. The Corporate Governance and Nominating Committee should consider whether the directors as a group reflect a diversity of skills and demographics. A director is expected to submit a letter of resignation, subject to acceptance by the Board, upon any significant change in his or her primary employment. A director is also expected to notify the chair of the Corporate Governance and Nominating Committee if the director is asked to serve on the board of directors of another publicly held corporation or on the compensation or audit committee of another board of directors, to determine if there are any concerns with respect to potential conflicts or the type or business of the other company.

Board Compensation

The Corporate Governance and Nominating Committee will evaluate and make recommendations to the Board with respect to director compensation, including periodic review of the Corporation’s director compensation practices in relation to other companies in analogous industries and of comparable size. Any changes in director compensation should come upon the recommendation of the Corporate Governance and Nominating Committee, and after full discussion and concurrence by the Board.

Board Committees

A substantial amount of the analysis and work of the Board is done by standing Board committees. Each director is expected to participate actively in the meetings of each committee to which the director is appointed.

The Board has established the following standing committees in addition to an Executive Committee:

Audit Committee: The Audit Committee’s functions include: assisting Board oversight of the integrity of the Corporation’s financial statements; assisting Board oversight of the Corporation’s compliance with legal and regulatory requirements, including monitoring the integrity of the Corporation’s reporting standards and systems of internal controls regarding finance, accounting and legal matters; retention and termination of independent auditors to conduct the annual audit; approval of non-audit relationships with the independent auditors; assisting Board oversight by monitoring the qualifications, independence, performance and scope of examination of the Corporation’s independent auditors; assisting Board oversight by monitoring the performance of the Corporation’s internal audit function; providing an avenue of communication among the Corporation’s independent auditors, management and the Board of Directors; and reviewing the quarterly and annual financial statements and the annual audit report.

Compensation and Executive Development Committee (“CEDC”): The CEDC’s functions include: discharging the responsibilities of the Board relating to compensation of the Corporation’s executives; ensuring that the officers of the Corporation are appropriately compensated by establishing competitive executive compensation policies that are targeted to comparable companies, and by establishing other supplemental compensation and benefit programs all of which are deemed internally equitable, externally competitive and are designed to align the interests of such officers with those of the Corporation’s shareowners; making recommendations to the Board regarding the selection of the Corporation’s CEO and reviewing the CEO’s nominees for other officers of the Corporation and its affiliates; evaluating the annual performance of the Corporation’s CEO; reviewing management development and succession matters; and administering aspects of compensation plans and stock plans and amending or recommending changes in such plans.

Corporate Governance and Nominating Committee (“Governance Committee”): The Governance Committee’s functions include: identifying individuals who are qualified to be nominated to the Board; making recommendations to the Board relating to the Corporation’s selection and nomination of Directors; reviewing and recommending to the Board the compensation of non-management directors; developing and recommending to the Board a set of corporate governance standards applicable to the Corporation; reviewing corporate governance trends, issues and best practices; and making recommendations to the Board regarding the adoption of best practices most appropriate for the governance of the affairs of the Board and the Corporation, including any recommended amendments to the Corporation’s corporate governance standards.

Finance Committee: The Finance Committee reviews financial decisions and transactions necessary to execute operating and strategic plans, and is the investment committee for the funded employee benefit plans and for any trusts established in connection with non-qualified deferred compensation plans. The Finance Committee is responsible for carrying out the Board’s duties in connection with the investment and management of plan assets held on behalf of the funded employee benefits plans and programs sponsored by the Corporation and its affiliates. At least annually, the Finance Committee examines the Corporation’s budget, projected income, cash flow and capital structure.

Charters: Each standing committee shall have a Board-approved written charter detailing its purposes, duties and responsibilities. Each committee should periodically review its charter and recommend to the Board changes to the charter as appropriate. The Board may also establish other committees from time to time to address specific issues.

Composition of Committees: Only directors deemed by the Board to be independent in accordance with applicable law, listing standards of the NYSE and the Corporation’s independence standards may serve on the Audit Committee, CEDC and Governance Committee. In addition, the composition of the committees will be reviewed annually to ensure that each of its members meets the independence criteria set forth in applicable rules and regulations of the Securities and Exchange Commission, NYSE and Internal Revenue Service and the Corporation’s independence standards. Unless otherwise required by law or regulation, each standing committee shall have a minimum of three members.

The Non-Executive Chair of the Board shall be a member and Chair of the Executive Committee, and shall attend meetings of all other committees of the Board as appropriate. The Chief Executive Officer shall be a member of the Executive Committee, and shall attend meetings of all other committees of the Board as appropriate.

A committee member may resign without prior notice to the chair of the committee. The Board may remove a committee member without prior notice to the member.

Assignment and Rotation of Committee Members: The Governance Committee recommends to the Board the membership and chairs of the various committees, and the Board makes such committee assignments. In making its recommendations to the Board, the Governance Committee takes into consideration the continuity, subject matter expertise, tenure and experience of the individual Board members.

Committee Agendas/Reports to the Board: Appropriate members of management and staff will prepare draft agendas and related background information for each committee meeting which, to the extent desired by the relevant committee chair, will be reviewed and approved by such chair in advance of distribution to the other committee members. Background materials, together with such agenda, should be distributed to committee members in advance of the meeting for their review and discussion. In addition, each committee member may suggest items for inclusion on the agenda and to raise at any committee meeting subjects within the scope of the committee’s responsibilities that are not on the agenda for that meeting. Agendas for committee meetings shall include provision for executive sessions consisting of only non-management directors. Reports on the items considered at each committee meeting are to be furnished to the full Board at its next meeting. In addition, all directors are to be furnished copies of the minutes of all committee meetings.

Frequency of Board and Committee Meetings

The Board shall meet at least quarterly and special meetings are to be called as necessary. Meetings of the Board and its standing committees shall be of such frequency and duration as will allow the Board and its committees adequate time to fulfill their responsibilities.

Annual Performance Evaluation of the Board and Committees

The Governance Committee is responsible for overseeing a self-assessment of the conduct of the Board, as well as reviewing with the Board the results of these assessments, at least on an annual basis. The results will be summarized by the Corporation’s General Counsel. The evaluation will focus on the Board’s contribution to UIL and specifically focus on areas in which the Board or management believes that the Board could improve. In addition, each committee shall perform a self-evaluation, not less than annually, which will be summarized by the Corporation’s General Counsel and presented to the Governance Committee, the Chair of which will then make a presentation to the Board.

Succession Planning

The Board will discuss and determine succession planning for the Non-Executive Chair and the CEO, in order to plan for either of their deaths, disability, retirement, removal or resignation. Succession planning will be reviewed by the Board at least annually. The CEDC shall make recommendations to the Board regarding succession planning for the CEO and the Governance Committee shall make recommendations to the Board regarding succession planning for the Non-Executive Chair. The Governance Committee and the Board shall also consider succession planning for other members of the Board.

Evaluation of Chief Executive Officer

The Non-Executive Chair and the CEDC are responsible for conducting an assessment of the performance of the CEO, at least on an annual basis, after soliciting input from other directors. The results of the evaluation should be communicated to the CEO by the Non-Executive Chair and the Chair of the CEDC. The evaluation should be based on objective criteria, which should include the financial performance of the Corporation, accomplishment of financial and strategic objectives and the successful professional development of management personnel.

Director Orientation and Continuing Education

An orientation program for new directors shall be conducted, which program shall include background information about the Corporation’s business, general information about the Board and committees, and a review of a director’s duties and legal responsibilities. Some of these materials can be included in a director’s handbook provided at meetings with key executives, preceding or promptly following the election of a new director to the Board. The Board will periodically assess the need for continuing education programs for its members. Directors should participate at least once every two years in continuing education that will enhance their value to the Corporation. The reasonable expenses of attending any such events will be borne by the Corporation.

Communications with Directors

In order to provide shareowners and other interested parties with a direct and open line for communication to the independent members of the Board, the Board has adopted the following procedures for confidential communications to Directors. UIL Holdings’ shareowners and other interested persons may communicate with the non-management Directors of the Company by sending a letter to the following address:

Non-Executive Chair
UIL Holdings Corporation c/o Wiggin and Dana
One Century Tower
265 Church Street
New Haven, CT 06510

All communications received in accordance with these procedures will be reviewed by the Company’s General Counsel to determine whether the communication:

•	does not relate to the business or affairs of UIL Holdings or the functioning or constitution of the Board or any of its committees;

•	relates to routine or insignificant matters that do not warrant the attention of the Board;

•	is an advertisement or other commercial solicitation or communication;

•	is frivolous or offensive; or

•	is otherwise not appropriate for delivery to Directors.

The Company’s General Counsel shall determine whether the subject matter of the communication should be brought to the attention of the non-management Directors, the full Board, or one or more of its committees, as well as whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

The Company’s General Counsel will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Governance Committee of the Board will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

STOCK OWNERSHIP OF DIRECTORS AND OFFICERS

The following table shows the number of shares of UIL Holdings common stock beneficially owned, directly or indirectly, as of March 18, 2009, by (i) each Director of UIL Holdings (which includes all nominees for the Board of Directors listed above), (ii) the Chief Executive Officer and the Chief Financial Officer of UIL Holdings, (iii) each of the three other most highly compensated persons who are executive officers of UIL Holdings (which includes officers of UIL Holdings and officers of its subsidiaries who play a policymaking role for UIL Holdings) (“Executive Officers”) and (iv) the total of all of the Directors and Executive Officers of UIL Holdings serving as of December 31, 2008 as a group.

Name of Individual or Number of Persons in Group	Shares	Stock Options	Stock Units	Total Shares Beneficially Owned Directly or Indirectly
Thelma R. Albright	15,480	15,000	51,653	82,133
Marc C. Breslawsky	166	30,000	53,606	83,772
Arnold L. Chase (1)	1,005,039	22,500	15,508	1,043,047
John F. Croweak	2,002	7,500	32,372	41,874
Betsy Henley-Cohn	24,436	—	9,173	33,609
John L. Lahey	15,891	23,022	21,805	60,718
F. Patrick McFadden, Jr.	9,448	—	22,678	32,126
Daniel J. Miglio	18,919	7,500	14,968	41,387
William F. Murdy	5,000	7,500	32,127	44,627
Donald R. Shassian	919	—	—	919
James A. Thomas	10,782	20,000	7,984	38,766
James P. Torgerson	13,030	—	52,349	65,379
Richard J. Nicholas	5,106	11,138	32,065	48,309
Linda L. Randell	7,312	—	2,685	9,997
Anthony J. Vallillo	61,549	—	—	61,549
Richard J. Reed	7,504	—	—	7,504
All Directors and Executive Officers as a group (19 persons)* (2)	1,213,128	151,714	350,687	1,716,529

*	Group consisting of the individuals named in the table, plus three other Executive Officers, Steven P. Favuzza, John J. Prete and Anthony Marone II.
(1)

The number of shares of common stock beneficially owned by Mr. Chase, as listed in the above stock ownership table, is approximately 4.12% of the 25,302,223 shares of common stock outstanding as of March 18, 2009, adjusted to reflect the additional shares which would be outstanding if Mr. Chase exercised his stock options and right to receive shares of common stock for his stock units. Shares reported as beneficially owned by Mr. Chase include 381,000 shares directly held by Mr. Chase, with respect to which he holds sole voting and investment power; 7,293 shares of restricted stock directly held by Mr. Chase acquired under the Company’s director compensation plans, with respect to which he holds sole voting power; 22,500 shares underlying currently exercisable options granted by UIL Holdings under its director compensation plans and directly held by Mr. Chase; 15,289 shares underlying currently exercisable stock units held by UIL Holdings under its non-employee directors’ plan; 44,166 shares directly held by The Sandra and Arnold Chase Family Foundation, Inc., a charitable foundation of which Mr. Chase serves as a director, president and chief executive officer, and with respect to which he may be deemed to hold shared voting and investment power; 527,000 shares directly held by RLC Investments LLC, of which Mr. Chase is a manager, and with respect to which he may be deemed to hold shared voting and investment power; and 498 shares of common stock held by Mr. Chase as custodian for his non-adult children, with respect to which he holds sole voting and investment power.

(2)

The number of shares of common stock beneficially owned by each of the other persons included in the table is less than 1.0% of the outstanding shares of common stock as of March 18, 2009; and the number of shares of common stock beneficially owned by all of the Directors and Executive Officers as a group represents approximately 6.65% of the shares of common stock outstanding as of March 18, 2009, adjusted to reflect the additional shares which would be outstanding if all of the directors and Executive Officers listed above exercised their stock options and right to receive shares of common stock for their stock units.

The number of shares listed in the above stock ownership table includes: shares held for the benefit of officers that are participating in the 401(k)/Employee Stock Ownership Plan; shares that may be acquired within sixty (60) days of March 18, 2009 through the exercise of stock options under UIL Holdings’ 1999 Amended and Restated Stock Plan and the 2008 Stock and Incentive Compensation Plan; and stock units that are in stock accounts under both the UIL Holdings Deferred Compensation Plan and the Non-Employee Directors Common Stock and Deferred Compensation Plan of UIL Holdings, described below under “Director Compensation.” Stock units in these plans are payable, in an equivalent number of shares of UIL Holdings common stock.

The numbers in the above stock ownership table are based in part on reports furnished by the Directors and officers. Mr. Chase does not admit beneficial ownership of any shares other than those shown in the foregoing table, or that he has acted, or is acting, as a member of a partnership, limited partnership or syndicate, or group of any kind for the purpose of acquiring, holding or disposing of UIL Holdings common stock. With respect to other Directors and officers, the shares reported in the above stock ownership table include, in some instances, shares held by the immediate families of a Director or officer or entities controlled by a Director or officer, the reporting of which is not to be construed as an admission of beneficial ownership. All Directors who are serving their sixth or greater term own, directly or indirectly, at least 8,500 shares, or have stock units reflecting deferral of at least 8,500 shares, in compliance with the stock ownership guidelines contained in the Company’s Corporate Governance Standards.

UIL Holdings believes that senior management should have a significant, sustained equity interest in UIL Holdings in order to link their interests more closely with those of shareowners. To promote this philosophy, UIL Holdings has adopted equity ownership guidelines for senior management, effective as of January 1, 2007. These guidelines require the senior management to own shares of UIL Holdings stock (not including unexercised options) equal in value to the following multiples of annual base salary: Chief Executive Officer—three times annual base salary; Chief Operating Officer, Chief Financial Officer, and Senior Vice Presidents—two times annual base salary; Vice Presidents—one time annual base salary. Individuals who are subject to these guidelines at the time of their adoption on January 1, 2007 are required to achieve the applicable ownership guideline by January 31, 2012. Individuals who thereafter become subject to the Guidelines are required to achieve the applicable ownership level within five years. Exceptions may be approved by the Chief Executive Officer in the event of temporary economic hardship, upon notice provided to the Compensation and Executive Development Committee.

Each of the persons included in the above stock ownership table has sole voting and investment power as to the shares of common stock beneficially owned, directly or indirectly, by him or her, except (a) as described above in footnote (1) regarding Mr. Chase, and (b) that voting and investment power is held by the other people or entities described below with respect to the number of shares listed opposite their respective names:

Name	Number of Shares	Name of other person or entity holding voting and investment power
Betsy Henley-Cohn	3,391	Trust

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires UIL Holdings’ Directors and executive officers, and persons who own more than ten percent of a registered class of UIL Holdings’ equity securities, to file with the Securities and Exchange Commission (SEC) and The NYSE, initial reports of ownership and reports of changes in ownership of UIL Holdings common stock and other equity securities of UIL Holdings. Directors, executive officers and greater-than-ten-percent shareowners are required by SEC regulations to furnish UIL Holdings with copies of all Section 16(a) forms they file.

To UIL Holdings’ knowledge, based solely on review of reports furnished to UIL Holdings and written representations that no other reports were required, during the fiscal year ended December 31, 2008, each of its Directors, executive officers and greater-than-ten-percent shareowners complied with all applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Policies and Objectives

UIL Holdings Corporation’s (the “Company” or “UIL”) objective in establishing executive compensation is to provide overall compensation that will attract and retain qualified executives, and motivate them to produce strong operational and financial performance for the benefit of customers and shareowners. In order to achieve this objective, the Company offers its executives a total compensation package that is at or near median market levels and is designed to reward achievement of specific, challenging goals tied to our business strategy. It is the Company’s philosophy to require that a significant percentage of each executive’s compensation be “at risk” and variable, to encourage superior performance and achievement.

The executive officers of UIL (among whom are officers of its subsidiary, The United Illuminating Company (“UI”), who play a policy-making role for UIL) whose names appear in the Summary Compensation Table in this proxy and whose compensation is more fully described in this CD&A, are referred to as the Named Executive Officers (or “NEOs”). For 2008, the Company’s NEOs are:

•	James P. Torgerson – President and Chief Executive Officer

•	Anthony J. Vallillo – President and Chief Operating Officer of The United Illuminating Company

•	Richard J. Nicholas – Executive Vice President and Chief Financial Officer

•	Linda L. Randell – Senior Vice President, General Counsel and Corporate Secretary

•	Richard J. Reed – Vice President Electric System, The United Illuminating Company

There were four key elements of executive compensation for the NEOs for 2008:

1.	Annual base salary, which is intended to attract and retain executives of high ability by providing competitive base compensation.

2.

Annual short-term incentives, which are paid in cash and are intended to promote the interests of the Company, its customers, and its shareowners by (i) motivating executives to attain established annual performance goals that are in the interests of customers and shareowners, and (ii) encouraging effective management teamwork among the executives.

3.

Long-term incentives intended to reward multi-year performance, to motivate executives to achieve long-range strategic goals and focus on the long-term implication of decisions, and to align further their interests with those of the Company’s customers and shareowners. Long-term incentives are payable primarily in Company stock. In addition to performance-based equity awards, executive compensation may include awards of restricted stock to encourage continued service.

4.

Benefits and perquisites, which may include both qualified and non-qualified savings plans, and qualified and non-qualified pension plans. These are designed to provide tax-efficient vehicles for executives to accumulate retirement savings on a tax-deferred basis and to help provide adequate resources for retirement. The qualified and non-qualified pension plans were closed to executives and other employees hired on or after May 1, 2005. Mr. Torgerson and Ms. Randell were hired after that date and therefore are not covered by these plans. Health and welfare benefits generally are provided at the same levels and on the same terms as to other management employees of the Company, except as noted in the “All Other Compensation” column of the “Summary Compensation Table”. Perquisites provided by the Company in 2008 did not exceed $10,000 for any NEO.

The Compensation and Executive Development Committee of the UIL Board of Directors (the “CEDC”) sets compensation for the NEOs. It is the practice of the CEDC to set total compensation by utilizing market data that is obtained from similar, or comparable, utility companies to determine appropriate levels for each element of compensation. In order to determine the base salary and the percentage allocation of short- and long-term incentives in relation to total compensation for Messrs. Torgerson and Nicholas in 2008, the CEDC reviewed compensation data taken from the proxy statements of a group of utility and energy services companies comparable to UIL in size and sales (the “Comparator Companies”). The CEDC has used proxy data only for these positions, after consultation with the compensation consultant, based on the fact that the CEDC was able to get complete data for them from every company in the comparator group and believe that it is a better representation of the compensation marketplace than adding survey data. Since not all comparator companies provided data for the positions held by Mr. Vallillo and Ms. Randell, the CEDC considered both proxy data from the Comparator Companies and survey data from energy services companies as presented by Steven Hall & Partners, the independent compensation consultant retained by the CEDC. For Mr. Reed, no comparator company proxy matches were available and thus the CEDC considered only the survey data of energy services companies.

The Comparator Companies are the same as in the prior year and are listed below:

• Allete, Inc.	• Avista Corporation

• CH Energy Group, Inc.	• CLECO Corporation

• DPL Inc.	• El Paso Electric Company

• Hawaiian Electric Industries, Inc.	• IDACORP, Inc.

• NSTAR	• PNM Resources, Inc.

• Portland General Electric Company	• Puget Energy, Inc.

• Unisource Energy Corporation	• Westar Energy, Inc.

The Comparator Companies represented companies with median revenues of $1.45 billion (and in the $767 million to $3.6 billion range) and they generally have a similar balance of service in terms of distribution and transmission of electricity. The CEDC established the market median of the Comparator Companies and the market survey group as a benchmark for each NEO’s total compensation (annual base salary and incentives) and used it, along with the executive’s experience, position and tenure, and its evaluation of the executive’s individual performance in light of goals and objectives it has established, to set compensation levels for the year.

Elements of Compensation

Annual Base Salary

Base salaries are set at levels intended to recognize the responsibility associated with the particular executive position, the executive’s experience and skills, and the need for base salaries to be competitive within the marketplace from which UIL draws its executive talent. At the beginning of 2008, the base salary for individual NEOs was lower than the market median for the job title by amounts ranging from -13% to -4%. In evaluating the NEOs’ base salaries in March 2008, the CEDC reviewed the available market data and 2007 performance and determined that the NEOs’ salaries for the remainder of 2008 required upward adjustments. In each case, a salary adjustment was made to bring the executive closer to the then market median base salary.

Mr. Torgerson’s salary in 2008 was based on the CEDC’s review of proxy data and its evaluation of his performance in 2007. Mr. Vallillo’s salary was based on the review of proxy and survey market data, UI’s achievement of its allowed rates of return on equity in 2007, and managing the capital expenditure program and operations and maintenance expense for the utility. Mr. Nicholas’ salary was based on the review of proxy data and the overall financial operations and reporting performance of the Company. Ms. Randell’s salary was based on the proxy and survey data and the management of the legal requirements of the Company, including regulatory and legislative initiatives. Mr. Reed’s salary was based on the market data and his role in managing UI’s operations and management expense, system reliability as measured by SAIDI (system average interruption duration index) and SAIFI (system average interruption frequency index), and its transmission and distribution capital expansion programs.

Incentive Compensation—Short-term and Long-term

The UIL Holdings Corporation Senior Executive Incentive Compensation Program (“SEICP”) was approved by shareowners and provides for both short-term and long-term incentive compensation. It is intended that SEICP incentive awards be “performance-based” compensation. Under the terms of the SEICP, the CEDC has the authority to exercise discretion to reduce the amount of incentives awarded in accordance with the terms of the incentive plans.

The CEDC approves actual payouts of incentive awards to be made no later than March 15th of the year following the end of the performance period. The incentive grants and the goals (including threshold, target and maximum levels of performance) associated with each plan were set in February 2008. Goals are set so that NEOs receive (i) no payment unless a threshold level of goal performance is achieved; (ii) a payment equal to 50% of the target compensation for threshold level performance achieved; (iii) a payment equal to 100% of the target compensation for target level performance achieved; and (iv) a payment of up to 150% of target compensation for achievement of the maximum level of performance. Payments of incentives are interpolated for attainment of goals between threshold and target and between target and maximum levels of performance achieved. The CEDC certified 2008 performance results, and approved payment of 2008 short-term incentives, and the 2006 – 2008 long-term incentives in February 2009.

The CEDC considers proxy and market data when determining the target annual and long-term percentage of base salary that each NEO could be awarded depending on goal attainment. In 2008, when the CEDC reviewed target total cash compensation (base salary plus annual incentive), it determined that the individual NEOs deviated from the market median for their job title by amounts ranging from -15% to -4%, meaning that their base salaries plus annual incentives were below the market median. When the CEDC reviewed the target total remuneration (base salary plus annual cash incentive, plus long-term non-cash incentive), it determined that the individual NEOs deviated from the market median for their job title by amounts ranging from -22% to +1%. Based on these reviews, the CEDC set the percentage of base salary at target shown for each NEO on the following pages.

Short-term Incentive Compensation

Under the SEICP, annual short-term cash awards may be made each year to NEOs based on their achievement of pre-established performance goals set by the CEDC. With respect to 2008, annual short-term performance goals under the SEICP were based on the achievement of financial, reliability, and safety goals.

Target annual short-term incentives, expressed as a percentage of base salary as of April 1, 2008, and based on position, were set by the CEDC in its March 2008 meeting for each NEO. Specifically, the 2008 SEICP goals, weights, targets and results for all of the NEOs were as follows:

Goals	EPS	Cash Flow	Capex	SAIDI	SAIFI	LTA	MVA
Goal Weights	40%	20%	20%	5%	5%	5%	5%
Goal Target	$1.96	$125.1M	$179.4M	61.70		10	40
Goal Result	$1.94	$139.8	$195.3	74.76		15	43

EPS refers to UIL consolidated earnings per share, adjusted from the reported amount for certain Board of Director related items; Cash Flow is UIL consolidated cash flow; Capex is UIL capital expenditures (the purpose of this goal is to ensure that the Company executes its capital plan for the year); SAIDI and SAIFI refer to service reliability, specifically the duration and frequency of outages; LTA and MVA are safety metrics measuring the number of lost time accidents and motor vehicle accidents.

The target awards expressed as a percentage of each NEO’s base salary appear in the first row of the table below. The actual awards earned for 2008, which were paid in March 2009, are shown in the “Non-Equity Incentive Plan Compensation” column (g) of the “Summary Compensation Table”. Based on the results of these goals and the different weightings given to the goals, the actual percentages of base salary earned by the NEOs for 2008, based on performance achieved, are as follows:

Percent of Base Salary Earned in 2008 for SEICP Goal Components

		Mr. Torgerson	Mr. Vallillo	Mr. Nicholas	Ms. Randell	Mr. Reed
% of Salary at Target		70%	60%	50%	45%	37%
Goals*	Result
Financial	Above Target	69%	59%	49%	44%	36%
Reliability	Below Target	2%	2%	2%	2%	2%
Safety	Below Target	2%	2%	2%	2%	2%
Total Percent of Salary Earned		74%	63%	53%	47%	39%

*	Financial goals included UIL consolidated earnings per share, UIL consolidated cash flow, and UIL capital expenditures.

Reliability goals include SAIDI and SAIFI. Safety goals include lost time accidents and motor vehicle accidents.

Numbers may not add due to rounding.

Long-Term Incentive Compensation

In addition to annual short-term incentive compensation, the SEICP has a performance-based long-term incentive compensation equity component for the Named Executive Officers. Any equity awards paid under the terms of the SEICP are drawn from shares available under the UIL Holdings 1999 Amended and Restated Stock Plan (the “1999 Stock Plan”). With respect to the 2006 – 2008 incentive period, the UI goals were approved on March 27, 2006 and were based on the combined transmission and distribution return on equity (ROE) of UI. Those goals, and UI’s performance, were as follows:

Year	2006	2007	2008
Total UI ROE Target (includes distribution & transmission)	11.35%	11.07%	11.02%
Result	13.36%	11.31%	10.48%
Percent of Target Achieved	150%	112%	73%

In February 2009, the NEOs were awarded long-term incentive pay based on UI’s performance. Messrs. Vallillo, Nicholas, and Reed were awarded their incentive based on all three years’ ROE (112% of target). Mr. Nicholas was named to a two-year plan in 2006 which provided for an incentive based on a goal of total shareholder return (TSR). Because of his participation in that plan, his percentage of salary at target in the 2006 – 2008 LTIP was set at lower level. Ms. Randell’s percentage of salary at target was pro-rated to reflect her commencement of employment with UIL on March 26, 2007. Mr. Torgerson and Ms. Randell were not eligible to participate in the 2006 – 2008 long-term incentive plan but were eligible for a special two-year performance plan with the goal of that plan being the return on equity of UI in 2007 and 2008 and their Target Percentage weights were accordingly pro-rated. The goal result for that two-year period was 93% of target.

	Mr. Torgerson	Mr. Vallillo	Mr. Nicholas	Ms. Randell	Mr. Reed
Percentage of Salary at Target	70%	105%	41.5%	38%	54%
Shares Granted at Target	11,800	12,000	3,833	2,930	3,833
Percent of Target Achieved	93%	112%	112%	93%	112%
Performance Shares Awarded	10,974	13,440	4,293	2,725	4,293

The CEDC granted performance shares for the three-year cycle extending from January 1, 2008 – December 31, 2010, to the NEOs in March 2008, based on the following target percentages of their base salary as of April 1, 2008:

2008-2010	Mr. Torgerson	Mr. Vallillo	Mr. Nicholas	Ms. Randell	Mr. Reed
Target Percentage	110%	105%	80%	75%	45%

In general, the performance shares granted under this program will vest as of December 31, 2010, unless they vest earlier upon a change in control. The number of shares to be awarded for performance achieved at threshold, target, and maximum is specified on the “Grants of Plan Based Awards Table”. The final number of shares ultimately awarded to the individual will be determined at the end of the three-year period, depending on the level of attainment of the pre-established performance goals.

The performance goals for the 2008 – 2010 performance cycle are based upon attainment of specific levels of Total Shareholder Return (33% weight) and Net Income (67%) as approved by the CEDC in March 2008. Final payout, if any, under the UIL long-term incentive program will be determined based on UIL’s total shareholder return over the three-year period relative to a pre-defined peer group of 61 companies in the Edison Electric Institute (EEI) index of electric utility companies, and cumulative net income over the three-year period as compared to the target, with vesting of 50%, 100% or 150% of the target amount of performance shares if the “threshold,” “target” or “maximum” level of performance is achieved, respectively.

Benefits and Perquisites

The Company offers both tax-qualified and non-tax-qualified retirement benefits designed to provide savings opportunities to plan participants and help ensure adequate income replacement upon retirement.

Qualified retirement plans:

•

The United Illuminating Company Pension Plan (the “UI Pension Plan”). This Plan was closed to new entrants effective as of May 1, 2005, with respect to non-unionized employees hired on or after that date. Mr. Torgerson and Ms. Randell were hired after that date and therefore are not covered by this plan.

•

The United Illuminating Company 401(k)/Employee Stock Ownership Plan (the “UI KSOP”). Like other non-unionized employees hired after May 1, 2005, Mr. Torgerson and Ms. Randell received an annual employer contribution under the UI KSOP equal to 4% of salary (up to $230,000 of salary in 2008) plus an additional $1,000, in addition to any Company match to their 401(k) contributions.

Non-qualified plans:

•	The UIL Holdings Deferred Compensation Plan (the “DCP”). This plan is designed to permit eligible executives to save for retirement in greater amounts than permitted under the UI KSOP.

•

The United Illuminating Company Supplemental Executive Retirement Plan (the “SERP”). This plan is designed to provide benefits based on the UI Pension Plan formula, but calculated on compensation in excess of applicable qualified plan limits. Because Mr. Torgerson and Ms. Randell are not covered by the qualified Pension Plan, they are also not covered by the SERP.

In limited instances in the past, the Company had agreed to provide enhanced supplemental executive retirement benefits to certain executives as part of a competitive compensation package. At present, only Mr. Vallillo is eligible for these enhanced benefits. For Mr. Vallillo, the enhancement calls for a benefit in the form of a single life annuity, which is the excess of 2% of his highest 3-year average Base Salary and incentive times his years of service (up to 30) minus his qualified Pension Plan benefit. The Company has not offered individually negotiated SERP benefits in contract negotiations over the last several years.

Perquisites provided by the Company in 2008 did not exceed $10,000 for any NEO. Perquisites offered to the NEOs include estate and financial planning.

Compensation Earned by Named Executive Officers with respect to 2007 and 2008

In the “Summary Compensation Table” (“SCT”) required to be included in this proxy statement by SEC rules and included on page 25 of this proxy, UIL has presented UIL’s accounting expense associated with various elements of compensation of the NEOs in the calendar years covered by the table. UIL believes it is also useful to describe the elements of current compensation that were earned by the NEOs with respect to 2008 (with a comparison to 2007). The table just below is thus in addition to, and not a substitute for, the SCT.

Compared to the information in the SCT for the same calendar years, “Base salary received” in this table is the same as the “Salary” column (c) in the SCT and the “Short-term incentive compensation earned” column in this table (which reflects the annual SEICP awarded to the NEOs in February 2009) is the same as the “Non-Equity Incentive Plan Compensation” column (g) in the SCT. The “Long-term incentive compensation earned” column in this table reflects the value of the LTIP earned by the NEOs as of December 31, 2008 and awarded by the CEDC in February 2009, as well as the value of restricted stock that vested during 2008 for Mr. Torgerson and Ms. Randell. This differs from the “Stock Awards” column (e) amounts in the SCT, which reflect the accounting charge for compensation expense incurred by the Company for each year presented. The accounting charge is determined by expensing the related compensation amounts ratably over the terms of the incentive plans, in accordance with accounting standards, while the earned amounts in this table represent amounts issuable or vested during the respective years. The “Other compensation received” column in this table differs from the SCT in that it does not include the value of KSOP employer contributions that are included in the “All Other Compensation” column (i) in the SCT. This table excludes the “Option Awards,” the “Change in Pension Value and Nonqualified Deferred Compensation Earnings”, and other information relating to retirement benefits, all of which are reflected in the SCT, because these amounts were not available to the executive in 2008.

2008 vs. 2007 Current Compensation

Name and Position	Year	Base salary received	Short-term incentive compensation earned	Long-term incentive compensation earned (1)	Other compensation received (2)	Total ($)
Torgerson, James - President and CEO	2008	$618,750	$459,375	$379,306	$30,544	$1,487,975
	2007	$581,250	$386,100	$256,768	$2,775	$1,226,893
Vallillo, Anthony - President and Chief Operating Officer of UI	2008	$385,000	$245,700	$294,605	$—	$925,305
	2007	$364,525	$202,020	$563,234	$—	$1,129,779
Nicholas, Richard - Executive Vice President and CFO	2008	$297,150	$157,500	$94,110	$5,769	$554,529
	2007	$287,175	$134,286	$132,229	$7,770	$561,460
Randell, Linda - SVP General Counsel & Corporate Secretary	2008	$286,250	$137,025	$84,742	$—	$508,017
	2007	$211,458	$91,884	$54,835	$—	$358,177
Reed, Richard - VP Electric System of UI	2008	$226,150	$88,620	$94,110	$—	$408,880
	2007	$218,575	$74,276	$177,043	$—	$469,894

This table is not the prescribed Summary Compensation Table, which appears following the Report of the Compensation Committee.

(1)

The “long-term incentive compensation earned” column does not include the value of shares not yet vested, specifically performance shares for the 2007 - 2009 and 2008 - 2010 LTIP and unvested restricted shares, unlike the Summary Compensation Table which reflects the expensed value of those shares.

The long-term incentive amount shown for Mr. Torgerson in 2008 includes an LTIP award of $240,550 earned in 2008 (but paid in 2009) and $138,755 on account of his vesting into certain restricted shares in 2008.

The long-term incentive amount shown for Ms. Randell in 2008 includes an LTIP award of $59,730 earned in 2008 (but paid in 2009) and $25,012 on account of her vesting into certain restricted shares in 2008.

The long-term incentive amounts shown for Messrs. Vallillo, Nicholas and Reed for 2008 were LTIP awards earned in 2008 (but paid in 2009) and the long-term incentive amounts shown for 2007 were LTIP awards earned in 2007 (but paid in 2008).

(2)	The “Other compensation received” amounts shown here do not include the value of KSOP employer contributions.

“Other compensation received” shown for Mr. Torgerson in 2008 includes $27,644 in unused vacation and $2,900 in tax preparation assistance.

The “Other compensation received” amount reported for Mr. Torgerson in 2007 reflects $2,775 in tax preparation assistance.

The “Other Compensation received” amounts shown for Mr. Nicholas reflect unused vacation paid in 2008 and 2007.

Termination Payments and Benefits; Change in Control

UIL has either directly, or through UI, entered into employment agreements with its Named Executive Officers. The purpose of these agreements is to:

•	ensure predictability in determining the executives’ terms and conditions of employment;

•	provide for an orderly mechanism for terminations of employment and for reasonable compensation to the executives for terminations without cause;

•	provide for participation in the UIL Change in Control Plan II (CIC Plan II).

The purpose of the CIC Plan II is to:

•

encourage executives to consider and work towards the completion of transactions that may be beneficial to shareowners even though such transactions may change the control of the Company and possibly place the executive’s job at risk;

•	promote stability of management during the potentially lengthy approval process in connection with a change in control of the Company.

Termination and change in control payments and benefits are more fully described for each NEO in the section of the proxy entitled “Payments Upon Termination or Change In Control.”

Executive Share Ownership

The Company believes that senior management should have a significant, sustained equity interest in UIL in order to link their interests more closely with those of shareowners. To promote this philosophy, the Company adopted equity ownership guidelines for senior management, effective as of January 1, 2007. These guidelines require each member of senior management to own shares of UIL Holdings stock (not including unexercised options) equal in value to the following multiples of annual base salary: Chief Executive Officer – three times annual base salary; Chief Operating Officer, Chief Financial Officer, Senior and Executive Vice Presidents – two times annual base salary; and Vice Presidents – one time annual base salary. Individuals subject to the guidelines as of the January 1, 2007 effective date are required to achieve applicable ownership levels by January 31, 2012. As of March 2, 2009, Messrs. Vallillo and Nicholas had met their ownership guidelines. As of March 2, 2009, the value of shares owned by Mr. Torgerson equaled 2.1 times his annual base salary, although he acquired more shares during 2008 and 2009. The value of shares owned by Ms. Randell (whose employment with UIL Holdings commenced on March 26, 2007) equaled 0.7 times her base salary and her ownership guideline timeframe extends to March 26, 2012. The value of shares owned by Mr. Reed equaled 0.7 times his annual base salary. It is anticipated that all NEOs will meet their share ownership guidelines within the expected timeframe. Exceptions to the guidelines may be approved by the Chief Executive Officer in the event of temporary economic hardship, upon notice provided to the CEDC.

Equity Grant Practices

In general, equity grants, including performance share awards and option and restricted stock grants, are made at the March meeting of the CEDC each year. In the case of newly hired or newly promoted executives, equity grants may be made in connection with their commencement of employment or promotion. The Company does not permit the back dating or “timing” of options or other equity awards. The exercise price of stock options, and the value of equity awards, is calculated on the basis of the average of the high and the low prices of the Company’s stock as reported on the New York Stock Exchange on the date of the grant. In recent years, the Company has not issued options. There are, however, outstanding options with reload rights.

The Effect of Accounting and Tax Treatment on the Company’s Compensation Decisions

The 1999 Stock Plan, the 2008 Stock and Incentive Compensation Plan, and the SEICP are shareowner approved and designed to comply with the requirements of federal tax laws on deductibility under Section 162(m) of the Internal Revenue Code (the “Code”). The Company considers federal tax implications prior to making executive compensation decisions and generally prefers to preserve deductibility when possible. Generally, those NEOs whose compensation could exceed $1 million are covered by the SEICP. However, the Company is not precluded from making payments or awards where appropriate to retain and provide competitive incentives to a Named Executive Officer, whether or not the compensation is deductible. In 2008, the Company did not pay, or commit to pay, any non-deductible compensation through any grant or any other action of the Company.

Recapture Policy

The Company has a policy that applies in the event that the Company is required to restate its financial statements due to material noncompliance of the Company with any applicable financial reporting requirement, if such restatement results directly or indirectly from willful misconduct or gross negligence of the covered executive. This policy requires executives designated by the CEDC (currently, those participating in short- and long-term incentive compensation plans of the Company) to reimburse the Company for the difference between (i) the amount of any bonus, incentive or equity compensation paid in light of the erroneous financial statement and (ii) the amount that would have been paid, if any, under the restated financial statements. This policy is intended to supplement the forfeiture provisions applicable to the Chief Executive Officer and Chief Financial Officer under Section 304 of the Sarbanes-Oxley Act of 2002, or any successor provision. Since the adoption of this policy, the Company has not had to restate its financial statements due to a material non-compliance as described above and as a result has not had to recapture any payments made to any executive.

Structure, Authority and Role of the Compensation Committee; Role of the Compensation Consultant; Role of the Chief Executive Officer in Executive Compensation Decisions

•

The CEDC is comprised of five independent directors of the UIL Board. Directors are designated as independent in accordance with the Board’s own policy regarding the independence of directors, which conforms to or is more exacting than the independence requirements in the NYSE rules.

•	The CEDC Charter was revised in December 2008 and is posted on the UIL website at www.uil.com/about.

•	The CEDC reviews and approves all aspects of compensation (base salaries, annual performance awards, long-term incentives and other benefits) for the Chief Executive Officer and the other NEOs.

•

The CEDC determines the compensation of the Chief Executive Officer and other NEOs based on its evaluation of their performance in light of goals and objectives it has established, as well as market and/or survey data and recommendations from its outside independent compensation consultant.

•

In 2008, the CEDC recommended to the Board of Directors all of the elements of the compensation of other executives. As a result of the revisions to its Charter in 2008, the CEDC now approves all elements of all executives’ compensation.

•

The CEDC establishes the performance goals applicable to the annual and long-term incentive compensation programs, administers the programs and certifies that performance goals and any other material terms were satisfied before authorizing payment of any awards.

During 2008, the CEDC continued to retain Steven Hall & Partners as its independent compensation consultant to assist and advise regarding all policies and plans pertaining to compensation of the Named Executive Officers and other officers and key employees of UIL and its subsidiaries. The CEDC has directly engaged the consultant and is solely responsible for hiring, firing and compensating the consultant. The consultant does not perform administration, actuarial, or other services for the Company apart from its engagement by the CEDC for executive compensation consulting services and, as required, by the Corporate Governance Nominating Committee with respect to director compensation. The consultant assisted the CEDC by providing comparative market data on compensation practices and levels of peer competitors. It assisted the CEDC in its determination of base salaries of executives, designing performance criteria and goals under short- and long-term incentive plans, and advising on appropriate levels of compensation and incentives for particular executive positions. The consultant also assisted the CEDC in the design, drafting, and implementation of the 2008 Stock and Incentive Compensation Plan, which was adopted by shareowners in May, 2008.

The CEDC meets in executive session with the Non-Executive Chair each year to evaluate the prior year’s performance of UIL’s Chief Executive Officer. The results of this evaluation are considered by the CEDC in determining his compensation, consistent with the policies described above. The CEDC makes use of market data and a CEO “tally sheet” to determine the appropriateness of the Chief Executive Officer’s entire compensation package. The CEDC also reviews a self-appraisal prepared by the CEO along with input from directors not on the CEDC. The CEDC makes the final determination of the Chief Executive Officer’s compensation.

The Chief Executive Officer recommends compensation levels to the CEDC for all of the other NEOs. These recommendations are based on salary survey data collected from publicly available compensation surveys, recommendations by the CEDC’s independent compensation consultant, and the CEO’s evaluation of the executives’ performance in light of goals and objectives established for the year. In 2008, the Associate Vice

President of Human Resources communicated with the consultant and prepared materials to be reviewed by the CEO, who then made the recommendations to the CEDC. No other member of management was present when the CEO discussed compensation with the CEDC. The CEO’s recommendations were not binding on the CEDC.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No Director of UIL Holdings who served as a member of the Compensation and Executive Development Committee during 2008 was, during 2008 or at any time prior thereto, an officer or employee of UIL or any of its subsidiaries. During 2008, no Director of UIL Holdings was an executive officer of any other entity on whose Board of Directors an executive officer of UIL Holdings served.

COMPENSATION COMMITTEE REPORT

The CEDC has reviewed and discussed with management this Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the CEDC recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and the Company’s 2009 Proxy Statement. This report is provided by the following independent directors, who comprise the CEDC:

John L. Lahey, Chair

Thelma R. Albright

John F. Croweak

William F. Murdy

James A. Thomas

SUMMARY COMPENSATION TABLE

The following table summarizes total compensation for 2006, 2007 and 2008 of the Chief Executive Officer, the Chief Financial Officer, and each of the three other most highly compensated individuals in 2008 who are executive officers of UIL (including officers of The United Illuminating Company who play a policy-making role for UIL).

Summary Compensation Table:

Name and Principal Position	Year	Salary ($)	Bonus	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Torgerson, James - President and CEO	2008	$618,750	$—	$1,133,013	$—	$459,375	$—	$49,944	$2,261,082
	2007	$581,250	$—	$795,835	$—	$386,100	$—	$21,775	$1,784,960
	2006	$481,250	$—	$278,554	$—	$433,125	$—	$127,812	$1,320,741
Vallillo, Anthony - President and Chief Operating Officer of UI	2008	$385,000	$—	$593,785	$—	$245,700	$68,197	$9,200	$1,301,882
	2007	$364,525	$—	$483,011	$—	$202,020	$336,362	$9,000	$1,394,918
	2006	$344,750	$—	$727,397	$16,986	$265,252	$591,613	$8,800	$1,954,798
Nicholas, Richard - Executive Vice President and CFO	2008	$297,150	$—	$195,195	$10,463	$157,500	$71,717	$14,969	$746,994
	2007	$287,175	$—	$153,602	$14,250	$134,286	$66,950	$16,770	$673,033
	2006	$280,175	$—	$435,100	$21,045	$199,445	$56,905	$20,371	$1,013,041
Randell, Linda - SVP General Counsel & Corporate Secretary	2008	$286,250	$—	$205,302	$—	$137,025	$—	$19,400	$647,977
	2007	$211,458	$—	$161,072	$—	$91,884	$—	$17,667	$482,081
Reed, Richard - VP Electric System of UI	2008	$226,150	$—	$119,550	$—	$88,620	$73,099	$9,200	$516,619
	2007	$218,575	$—	$141,501	$—	$74,276	$61,522	$9,000	$504,874
	2006	$211,075	$—	$226,512	$6,115	$84,533	$170,599	$8,975	$707,809

Summary Compensation Table Narrative:

“Salary” (column (c)) amounts shown include gross salary earned for the years ended December 31, 2008, December 31, 2007, and December 31, 2006, including salary deferred during 2008, 2007 and 2006 by Messrs. Vallillo, Nicholas, and Ms. Randell under the UIL Holdings Corporation Deferred Compensation Plan. Ms. Randell’s 2007 salary is for a partial year, reflecting that her employment with UIL commenced on March 26, 2007.

“Stock Awards” (column (e)) amounts reflect the accounting charge for compensation expense incurred by the Company in: 2008 for equity awards made in 2008, 2007 and 2006; 2007 for equity awards made in 2007, 2006 and 2005 and; 2006 for equity awards made in 2006, 2005, and 2004. The amounts earned with respect to equity awards vesting in 2008 are reported in the “Options Exercised and Stock Vesting Table”. For 2008, included in the Stock Awards column is the cost recognized under the Statement of Financial Accounting Standards No. 123 (Revised) (“SFAS 123R”) on the Company’s 2008 financial statements for restricted stock awarded to Mr. Torgerson during 2008, incentive awards granted in 2008 to all Named Executive Officers (“NEOs”) pursuant to the Company’s Senior Executive Incentive Compensation Program for the performance period extending from 2008 – 2010, and compensation cost recognized on the Company’s 2008 financial statements with respect to awards granted in previous years.

With respect to awards made to retirement-eligible NEOs in 2008, namely Messrs. Vallillo and Reed, the full grant date fair value of the 2008-2010 performance share award is required to be expensed in the year of the grant. For amounts stated in this column and the Option Awards column of the “Summary Compensation Table”, the assumptions used in the calculation of these amounts are included in Note A under the heading entitled “Stock-Based Compensation” in the Company’s Notes to Consolidated Financial Statements for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 18, 2009, February 20, 2008 and February 20, 2007, respectively.

“Option Awards” (column (f)) amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006, in accordance with SFAS 123R for options granted during the fiscal year and the costs recorded during the fiscal year under SFAS 123R with respect to options granted prior to the fiscal year. UIL granted no incentive or non-qualified stock options during 2008.

“Non-Equity Incentive Plan Compensation” (column (g)) reflects the annual short-term cash incentives earned as of December 31, 2008, December 31, 2007 and December 31, 2006, regardless of whether payment has been made to the Named Executive Officer as of that date, under pre-established performance targets that have been achieved pursuant to the UIL Holdings Corporation Senior Executive Incentive Compensation Program (SEICP). Grants made under this program in 2008 are disclosed under the “Grants of Plan Based Awards Table”.

“Changes in Pension Value and Nonqualified Deferred Compensation Earnings” (column (h)) includes, for each NEO, the aggregate increases in actuarial value during 2008, 2007, and 2006 of all defined benefit plans (including qualified defined benefit and supplemental executive retirement plans) in which the executive participated, attributable to compensation increases, an additional year of service, and changes in the discount rate used in calculating the actuarial present value. The change in pension value is calculated based on the earliest date that each NEO would be entitled to receive an unreduced pension benefit from the UI Pension Plan. In determining the amount disclosed, the Company has used interest rate and mortality assumptions consistent with those used in the Company’s financial statements. Please see Note G entitled “Pension and Other Benefits” in the Notes to Consolidated Financial Statements for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 18, 2009, February 20, 2008 and February 20, 2007, respectively, for a discussion of these assumptions.

“All Other Compensation” (column (i)) amounts include: (a) Company cash contributions to The United Illuminating 401(k)/Employee Stock Ownership Plan; (b) pay for unused vacation; (c) relocation assistance; (d) personal financial or tax advice, and (e) housing or other living expenses. Non-qualified defined contribution deferred compensation is reported on the Non-Qualified Deferred Compensation Table and not in “All Other Compensation.” The amount reported for Mr. Torgerson in 2008 includes: (i) $9,200 in Company KSOP matching contributions; (ii) $10,200 employer contribution under the KSOP (for employees hired after May 1, 2005); (iii) $27,644 in unused vacation, and; (iii) $2,900 in tax preparation assistance. The amount reported for Mr. Torgerson in 2007 includes: (i) $9,000 in Company KSOP matching contributions; (ii) $10,000 employer contribution under the KSOP (for employees hired after May 1, 2005), and; (iii) $2,775 in tax preparation assistance. The amount reported for Mr. Torgerson in 2006 includes: (i) $117,122 in relocation assistance, (ii) $8,065 in Company KSOP matching contributions and (iii) $2,625 in tax preparation assistance. For Mr. Nicholas, the amount listed in 2008 includes $9,200 in Company KSOP contributions and $5,769 for unused vacation. The amount reported for Mr. Nicholas in 2007 includes $9,000 in Company KSOP contributions and $7,770 for unused vacation. The amount reported for Mr. Nicholas in 2006 includes $8,946 in Company KSOP contributions and $11,425 for unused vacation. For Messrs. Vallillo and Reed, the amounts listed in 2008 and 2007 include $9,200 and $9,000, respectively, in Company KSOP matching contributions. For Messrs. Vallillo and Reed, the amounts listed in 2006 include $8,800 and $8,975 in Company KSOP matching contributions, respectively. The amount reported for Ms. Randell in 2008 includes $9,200 in Company KSOP matching contributions and $10,200 employer contribution under the KSOP (for employees hired after May 1, 2005). The amount reported for Ms. Randell in 2007 includes $8,458 in Company KSOP matching contributions and $9,208 employer contribution under the KSOP (for employees hired after May 1, 2005).

Employment Agreements of Named Executive Officers: Essential to understanding of the “Summary Compensation Table” is an understanding of the Employment Agreements of the NEOs.

UIL Holdings entered into an employment agreement with Mr. Torgerson, dated January 23, 2006, under which Mr. Torgerson was appointed President of UIL. On July 1, 2006, Mr. Torgerson was appointed Chief Executive Officer of UIL. Mr. Torgerson’s employment agreement continued in effect until December 31, 2008. The agreement automatically renewed for an additional one-year period and will continue to do so annually unless UIL Holdings provides Mr. Torgerson 90 days notice of its decision not to renew the agreement. This agreement provides an annual base salary of $525,000, subject to review and possible adjustment by the UIL Holdings Board of Directors at least annually. Mr. Torgerson’s annual base salary was $625,000 in 2008 and will remain at that level for 2009. Mr. Torgerson is also entitled to participate in UIL Holdings’ annual short-term incentive and long-term incentive programs. In addition, during each year in the term of his employment agreement, Mr. Torgerson is entitled to an annual grant of restricted stock to be awarded in March of each year, equal to that number of shares which results from dividing $78,750 by the fair market value of UIL Holdings common stock on the date of the grant, but limited to no more than 3,333 shares per year. Each such grant will vest ratably over a five year period. On March 24, 2008, the CEDC awarded Mr. Torgerson 2,615 shares of restricted stock pursuant to such provision. If Mr. Torgerson has an involuntary separation from service (i) by the Company without cause, or (ii) on account of a breach of his employment agreement by the Company, he will be entitled to receive certain severance and additional post-termination benefits, which are more fully described below in the section entitled “Payments Upon Termination or Change in Control.” On August 4, 2008, the Company and Mr. Torgerson amended his employment agreement to conform to the requirements of Internal Revenue Code Section 409A concerning severance and other payments, and to make other incidental changes.

UIL Holdings’ direct subsidiary, UI, entered into an employment agreement with Mr. Vallillo, dated as of January 26, 2004. The agreement had an original term of two years and, as amended, has been automatically renewed for additional one-year periods. This agreement provides an annual base salary of $292,500, subject to upward revision by the UIL Holdings Board of Directors at such times as the salary rates of other officers are reviewed by the directors, and subject to downward revision by the Board of Directors contemporaneously with any general reduction of the salary rates of other officers, except in the event of a change in control of UIL Holdings. Mr. Vallillo’s annual base salary was $390,000 in 2008 and will remain at that level in 2009. Mr. Vallillo is also entitled to participate in UIL Holdings’ annual short-term incentive and long-term incentive programs. If Mr. Vallillo has an involuntary separation from service (i) by the Company without cause, or (ii) on account of a breach of his employment agreement by the Company, he will be entitled to receive certain severance and additional post-termination benefits, which are more fully described below in the section entitled “Payments Upon Termination or Change in Control.” On August 4, 2008, the Company and Mr. Vallillo amended his employment agreement to conform to the requirements of Internal Revenue Code Section 409A concerning severance and other payments, and to make other incidental changes.

UIL Holdings’ direct subsidiary, UI, entered into an employment agreement with Mr. Nicholas, dated as of March 1, 2005. The agreement had an original term of two years and has been automatically renewed for additional one-year periods. This agreement provides an annual base salary of $227,000, subject to upward revision by the UIL Holdings Board of Directors at such times as the salary rates of other officers are reviewed by the directors, and subject to downward revision by the Board of Directors contemporaneously with any general reduction of the salary rates of other officers, except in the event of a change in control of UIL Holdings. Mr. Nicholas’ annual base salary was $300,000 in 2008 and will remain at that level in 2009. Mr. Nicholas is also entitled to participate in UIL Holdings’ annual short-term incentive and long-term incentive programs. If Mr. Nicholas has an involuntary separation from service (i) by the Company without cause, or (ii) on account of a breach of his employment agreement by the Company, he will be entitled to receive certain severance and additional post-termination benefits, which are more fully described below in the section entitled “Payments Upon Termination or Change in Control.” On August 4, 2008, the Company and Mr. Nicholas amended his employment agreement to conform to the requirements of Internal Revenue Code Section 409A concerning severance and other payments, and to make other incidental changes.

UIL Holdings entered into an employment agreement with Ms. Randell, dated February 28, 2007, under which Ms. Randell was appointed Senior Vice President and General Counsel of UIL. The agreement has a term of two years effective March 25, 2007 and ending March 25, 2009. The agreement automatically renews for an additional one-year period unless UIL Holdings provides Ms. Randell 90 days notice of its decision not to renew the agreement. This agreement provides an annual base salary of $275,000, subject to review and possible adjustment by the UIL Holdings Board of Directors at least annually. Ms. Randell’s annual base salary was $290,000 in 2008 and will remain at that level in 2009. Ms. Randell is also entitled to participate in UIL Holdings’ annual short-term incentive and long-term incentive programs. Ms. Randell was not eligible to participate in the previously established long-term incentive programs, but was provided an opportunity to earn a target performance incentive, depending on the level of performance measures achieved in the 2007-2008 performance period. In addition, in recognition of the forfeiture by Ms. Randell of certain partnership benefits resulting from termination of employment with her former employer, Ms. Randell was awarded a one-time grant of shares of restricted stock valued at $150,000 at the date of the grant, which vest ratably over a five year period. If Ms. Randell has an involuntary separation from service (i) by the Company without cause, or (ii) on account of a breach of her employment agreement by the Company, she will be entitled to receive certain severance and additional post-termination benefits, which are more fully described below in the section entitled “Payments Upon Termination or Change in Control.” On August 4, 2008, the Company and Ms. Randell amended her employment agreement to conform to the requirements of Internal Revenue Code Section 409A concerning severance and other payments, and to make other, incidental changes.

UIL Holdings’ direct subsidiary, UI, has entered into an employment agreement with Mr. Reed, dated as of March 26, 2004. The agreement had an original term of two years and has been automatically renewed for additional one-year periods. This agreement provides an annual base salary of $159,100, subject to revision by the UIL Holdings’ Board of Directors at such times as the salary rates of other officers are reviewed by the directors. Mr. Reed’s annual base salary was $228,000 in 2008 and will remain at that level in 2009. Mr. Reed is also entitled to participate in UIL Holdings’ annual short-term incentive and long-term incentive programs. If Mr. Reed has an involuntary separation from service (i) by the Company without cause, or (ii) on account of a breach of his employment agreement by the Company, he will be entitled to receive certain severance and additional post-termination benefits, which are more fully described below in the section entitled “Payments Upon Termination or Change in Control.” On August 4, 2008, the Company and Mr. Reed amended his employment agreement to conform to the requirements of Internal Revenue Code Section 409A concerning severance and other payments, and to make other incidental changes.

Grants of Plan Based Awards Table:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Numbers of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Max ($)	Threshold # of Shares	Target # of Shares	Max # of Shares
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Torgerson, James - President and CEO	3/24/2008	$218,750	$437,500	$656,250	11,415	22,830	34,245	2,615	0	0	$766,276
Vallillo, Anthony - President and Chief Operating Officer of UI	3/24/2008	$117,000	$234,000	$351,000	6,800	13,600	20,400	13,282	0	0	$809,551
Nicholas, Richard - Executive Vice President and CFO	3/24/2008	$75,000	$150,000	$225,000	3,985	7,970	11,955	0	0	0	$240,017
Randell, Linda - SVP General Counsel & Corporate Secretary	3/24/2008	$65,250	$130,500	$195,750	3,610	7,220	10,830	0	0	0	$217,430
Reed, Richard - VP Electric System of UI	3/24/2008	$42,200	$84,400	$126,600	1,705	3,410	5,115	0	0	0	$102,692

Grants of Plan Based Awards Table Narrative:

Non-Equity Incentive Plan Awards

The grants made by the CEDC on March 24, 2008 and reflected under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” were made pursuant to the Company’s Senior Executive Incentive Compensation Program (SEICP). These grants are short-term incentive awards, payable in cash upon the achievement of certain performance criteria described below. The dollar amounts listed in columns (c), (d) and (e) represent the cash amounts to be paid upon achievement of threshold, target and maximum levels of performance, respectively.

Establishment of Short-term Incentive Performance Goals. Target annual short-term incentive performance goals were set for each Named Executive Officer during the first calendar quarter of 2008 and were expressed as a percentage of base salary. Performance goals were established for the 2008 annual incentive program under the SEICP to focus the officers’ attention on corporate financial performance, reliability, and safety.

Equity Incentive Plan Awards— Long-Term Incentive Program

The grants made by the CEDC on March 24, 2008 and reflected under “Estimated Future Payouts Under Equity Incentive Plan Awards” were made pursuant to the Company’s SEICP. These grants are long-term incentive awards, payable in shares of UIL Holdings common stock drawn from a UIL Holdings Corporation equity plan (to the extent possible within the limits of such plan), upon the achievement of certain performance criteria discussed in detail below. Any portion of performance shares that cannot be paid in stock due to applicable plan limits will be paid in cash. The share amounts listed in columns (f), (g) and (h) represent the numbers of shares of UIL Holdings common stock to be drawn from either the UIL Holdings Corporation 1999 Amended and Restated Stock Plan (the “1999 Stock Plan”) or, if an award is deferred, the UIL Holdings Corporation Deferred Compensation Plan, upon the achievement of threshold, target and maximum levels of performance, respectively. Details of the long-term equity incentive awards are provided in the Compensation Discussion and Analysis.

Other Stock Awards

The grant made by the CEDC on March 24, 2008 to Mr. Torgerson and reflected under “All Other Stock Awards: Number of Shares of Stock or Units” (column (i)) was made under the 1999 Stock Plan and pursuant to the terms of his employment agreement. Mr. Torgerson’s employment agreement calls for an annual award equal to $78,750 divided by the fair market value of UIL Holdings common stock on the date of the grant (vesting ratably over a five-year period). Such restricted stock is forfeitable to the extent not vested in the event that Mr. Torgerson terminates employment for any reason other than death, disability, retirement or a termination by the Company without cause.

On March 24, 2008, the CEDC approved a one-time grant of 13,282 shares of restricted stock to Mr. Vallillo, who is currently retirement eligible. This award is reflected under “All Other Stock Awards: Number of Shares of Stock or Units” (column (i)). One half of the award will not vest unless Mr. Vallillo continues employment with the Company until March 24, 2010, and the other half of the award will not vest unless Mr. Vallillo continues employment with the Company until March 24, 2011.

Grants of restricted stock include the right to receive dividend payments after the date of grant.

Outstanding Equity Awards at Fiscal Year-End Table:

	Option Awards						Stock Awards
Name	Number of Securitites Underlying Unexercised Options (#) Exercisable	Date Options Vested	Number of Securitites Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)	Equity Incentive Plan Awards: Numbers of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Torgerson, James - President and CEO	0		0	0	$—		15,932	$482,501	40,530	$1,227,451
Vallillo, Anthony - President and Chief Operating Officer of UI	0		0	0	$—		0	$—	24,520	$742,588
Nicholas, Richard - Executive Vice President and CFO	2,805	5/2/06	0	0	$21.675	5/2/2013	0	$—	14,460	$437,921
Nicholas, Richard - Executive Vice President and CFO	2,778	9/26/06	0	0	$31.248	9/26/2015	0	$—	0	$—
Nicholas, Richard - Executive Vice President and CFO	2,777	9/26/07	0	0	$31.248	9/26/2015	0	$—	0	$—
Nicholas, Richard - Executive Vice President and CFO	2,778	9/26/08	0	0	$31.248	9/26/2015	0	$—	0	$—
Randell, Linda - SVP General Counsel & Corporate Secretary	0		0	0	$—		3,372	$102,121	12,240	$370,688
Reed, Richard - VP Electric System of UI	0		0	0	$—		0	$—	6,510	$197,155

Outstanding Equity Awards at Fiscal Year-End Table Narrative:

Option Awards

The outstanding options listed under “Option Awards” relate to options granted under the 1999 Stock Plan pursuant to option agreements, the principal terms of which are disclosed in the table.

Stock Awards

The outstanding awards listed under “Stock Awards” primarily relate to grants made by the CEDC in March 2007 and March 2008 pursuant to the SEICP and 1999 Stock Plan. These grants are long-term performance-based incentive awards, payable in shares of UIL Holdings common stock upon the achievement of certain performance criteria. The share amounts listed represent the numbers of shares of UIL Holdings common stock to be issued from the 1999 Stock Plan upon the achievement of target levels of performance. The performance periods for each grant runs for three years, beginning on January 1, 2007 or 2008, and ending on December 31, 2009 or 2010, respectively.

The outstanding awards listed under “Stock Awards” for Mr. Torgerson include: the unvested portion of 16,667 shares of restricted stock that vest over five years, commencing January 30, 2006; the unvested portion of 2,578 shares of restricted stock that vest ratably over a five year period beginning March 27, 2006; the unvested portion of 2,213 shares of restricted stock that vest ratably over a five year period beginning March 26, 2007; 2,615 shares of restricted stock that vest ratably over a five year period beginning March 24, 2008; and 17,700 and 22,830 performance shares payable in shares of UIL Holdings common stock upon the attainment of long-term performance goals at target level during the periods 2007 – 2009 and 2008 – 2010.

The outstanding awards listed under “Stock Awards” for Ms. Randell represent: a one-time grant of restricted shares valued at $150,000 on March 26, 2007, which vest ratably over a five-year period beginning on the grant date, and; 12,240 performance shares payable in shares of UIL Holdings common stock upon the attainment of long-term performance goals at target level during the periods 2007 – 2009 and 2008 – 2010.

Option Exercises and Stock Vested Table:

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Torgerson, James - President and CEO	—	$—	26,722	$817,416
Vallillo, Anthony - President and Chief Operating Officer of UI	—	$—	13,440	$403,603
Nicholas, Richard - Executive Vice President and CFO	—	$—	4,293	$128,919
Randell, Linda - SVP General Counsel & Corporate Secretary	—	$—	2,725	$81,832
Reed, Richard - VP Electric System of UI	—	$—	4,293	$128,919

Option Exercises and Stock Vested Table Narrative:

Option Awards

No options were exercised in 2008.

Stock Awards

Long-term Incentives Earned in 2008. As of December 31, 2008, Messrs. Vallillo, Nicholas and Reed became vested in certain three-year performance share grants that had been awarded in 2006. The benefits under the performance share agreements for those grants were based upon the achievement of a single performance goal established with respect to the average annual return on equity (ROE) achieved by UI during the performance period compared against the target annual ROE percentage established, with 50%, 100% or 150% of the target amount of performance shares being awarded for performance achieved at “threshold,” “target,” or “maximum,” respectively.

Mr. Torgerson and Ms. Randell were not eligible to participate in the 2006 - 2008 performance share grants, but were eligible for a special performance award based on the achievement of return on equity by UI during 2007 and 2008 against the target ROE percentage established, with 50%, 100% or 150% of the target amount of performance shares being awarded for performance achieved at “threshold,” “target,” or “maximum,” respectively.

On February 23, 2009, the CEDC certified that 2006 - 2008 performance goals were achieved to the following extent: Messrs. Vallillo, Nicholas, and Reed at 112% of target and Mr. Torgerson and Ms. Randell at 93% of target. As a result, these NEOs were determined by the CEDC to be entitled to the following number of shares of UIL Holdings common stock with respect to their long-term performance share award: Mr. Torgerson – 10,974; Mr. Vallillo – 13,440 shares; Mr. Nicholas – 4,293 shares; Ms. Randell – 2,725 shares; and Mr. Reed – 4,293 shares. In addition, Mr. Torgerson also vested in 15,748 previously-granted shares of restricted stock. The share totals represent performance and restricted shares that vested during 2008 (although they may not have been issued during 2008). In the case of performance shares which vested on December 31, 2008 but were not awarded until 2009, the corresponding values reflect the closing price of UIL Holdings common stock as of December 31, 2008. For restricted shares which vested during the year, the average of the high and low price on the date vested is used. These values are reflected in the “Stock Awards” columns of the “Option Exercises and Stock Vested Table” above.

PENSION BENEFITS

The following table shows the estimated actuarial present value of the accumulated pension benefits for the individuals listed from three sources: (i) The United Illuminating Company Pension Plan, a tax-qualified defined benefit pension plan, (ii) The United Illuminating Company Supplemental Executive Retirement Plan, a plan that provides benefits based on compensation in excess of that which can be taken into account under the UI Pension Plan, and (iii) if applicable, supplemental pension provisions contained in the executive’s employment agreement. The present value is calculated as of December 31, 2008, based on service and compensation through that date, and is actuarially equivalent to the annual benefits payable as a single life annuity under each such defined benefit pension plan at the earliest age at which a NEO could retire without benefit reduction. The assumptions in the notes to the table below are consistent with the assumptions provided in the consolidated notes to audited financial statements of the Company for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 18, 2009. Amounts earned under nonqualified defined contribution plans are not reported on the following table, but are reported in the table entitled “Non-qualified Deferred Compensation.”

Pension Benefits Table:

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Torgerson, James - President and CEO	N/A			$—
Vallillo, Anthony - President and Chief Operating Officer of UI	UI Pension	40.5	$1,152,471	$—
Vallillo, Anthony - President and Chief Operating Officer of UI	UI SERP	40.5	$2,999,712	$—
Nicholas, Richard - Executive Vice President and CFO	UI Pension	7.667	$145,501	$—
Nicholas, Richard - Executive Vice President and CFO	UI SERP	7.667	$147,199	$—
Randell, Linda - SVP General Counsel & Corporate Secretary	N/A			$—
Reed, Richard - VP Electric System of UI	UI Pension	38.583	$1,150,913	$—
Reed, Richard - VP Electric System of UI	UI SERP	38.583	$271,424	$—

1)	Mr. Torgerson and Ms. Randell are not eligible for participation in the UI Pension Plan or the UI Supplemental Executive Retirement Plan.
2)	Calculations reflect actual form of payment elections for SERP benefits and 75% annuity/25% lump sum from the Pension Plan.
3)

Lump sums are calculated using the 12/31/2008 SFAS 87 (Employer’s Accounting for Pensions) disclosure assumptions, specifically a 6.20% discount rate for the Pension Plan, a 6.10% discount rate for the SERP and the prescribed mortality table.

4)

Annuities are calculated using the 12/31/2008 FAS 87 disclosure assumptions, specifically a 6.20% discount rate for the Pension Plan, a 6.10% discount rate for the SERP and the RP2000 mortality table projected to 2009 for both plans.

Pension Benefits Table Narrative:

The United Illuminating Company Pension Plan covers eligible employees of UIL Holdings and The United Illuminating Company. Retirement benefits under the plan are determined by a fixed formula, based on years of service and the participant’s average annual earnings during the three years during which the person’s earnings were the highest or, if greater, the average of his or her final 36 months of compensation (“Final Average Compensation”). Under the current Pension Plan formula, a participant’s annual accrued benefit equals 1.6% x Final Average Compensation x Years of Benefit Service up to 30 years. (If, by December 31, 1999, a participant was at least age 55 and had at least 10 Years of Vesting Service, or if combined age and Years of Benefit Service equal at least 88, the participant is considered ‘grandfathered’ and is entitled to his or her accrued benefit determined under either the current Pension Plan formula or a prior Pension Plan formula, whichever provides the greater Accrued Benefit.) A participant’s accrued benefit is calculated in the form of a single life annuity beginning at his or her normal retirement date. For purposes of computing Pension Plan benefits, “annual earnings” includes total compensation from the Company, as reported on Form W-2 for a calendar year, plus elective deferrals made during a calendar year under the Company’s cafeteria plan and/or 401(k)/Employee Stock Ownership Plan. It excludes any amounts contributed to, or the value of benefits under, any deferred compensation plan, long-term incentive plan, employee benefit or fringe benefit program, any other compensation, and cash-outs of unused vacation payable to non-union employees. Internal Revenue Code Section 401(a)(17) limits earnings used to calculate qualified plan benefits to $230,000 for 2008. This limit was used in calculating the qualified plan benefits set forth in the table above.

The Pension Plan was closed to new entrants effective as of April 1, 2005, with respect to unionized employees hired on or after that date, and effective as of May 1, 2005, with respect to non-unionized employees hired on or after that date.

Under the Pension Plan, a participant’s “Normal Retirement Age” means his or her 65th birthday or 5th anniversary of participation in the plan, whichever is later. The Plan also permits benefits to commence on or after reaching “Early Retirement.” In order to qualify for early retirement benefits under the Pension Plan, a participant must retire after reaching at least age 55 and being credited with 10 years of Vesting Service. If a participant is at least age 58, and the sum of his or her age and years of service equals 88 when he retires from active employment with the Company, then pension benefits will not be reduced for early commencement. If a participant retires on or after May 16, 2003, having reached age 55 and before age 58, and the sum of his or her years of service equals at least 88, then the participant’s accrued benefit will be reduced by 3% for each full year by which his retirement date precedes age 58. If a participant with 10 years of service retires on or after age 55 and the “rule of 88” is not satisfied, then the participant’s accrued benefit will be reduced by 3% for each full year by which his retirement precedes his Normal Retirement Date but is on or after age 58, and by an additional 4% per year by which his retirement is on or after age 55 and before age 58. As of December 31, 2008, Messrs. Vallillo and Reed were retirement-eligible.

Company Supplemental Executive Retirement Plan (SERP) Benefits

Company supplemental retirement benefits come from three possible sources: (i) the UI Supplemental Executive Retirement Plan; (ii) the executive’s employment agreement; and (iii) the UIL CIC Plan II. Under the terms of the UI Supplemental Executive Retirement Plan, Messrs. Vallillo, Nicholas and Reed are entitled, upon their retirement, to a benefit equal to the difference between (A) what his annual retirement benefit would be under the UI Pension Plan, expressed as a life annuity commencing at the Participant’s Normal Retirement Date without his compensation being limited by Section 401(a)(17) of the Code, and (B) what his annual benefit is under the UI Pension Plan with such compensation limit imposed. In calculating supplemental retirement benefits, short-term incentive compensation is included, but long-term incentive compensation is not. In addition, under the terms of the employment agreement for Mr. Vallillo, the benefit formula is enhanced from that available under the qualified Pension Plan. Such enhancements consist of an increase in the benefit formula percentage multiplier and a modification to the lump sum calculation methodology. Finally, under the terms of the UIL CIC Plan II, in the event of a change in control (as defined under that Plan) followed by the actual or constructive termination of the executive’s employment within 24 months thereafter, Mr. Nicholas is credited with 2 additional years of service for purposes of computing a non-qualified deferred compensation benefit that is based on the qualified pension plan formula.

Since Mr. Torgerson and Ms. Randell were hired after the Pension Plan had been amended to exclude newly hired employees from participation, they are not participants in either the UI Pension Plan or UI Supplemental Executive Retirement Plan. Nor do their employment agreements provide for any supplemental executive retirement benefit.

Under the terms of Mr. Vallillo’s employment agreement, upon his retirement he is entitled to an annual supplemental retirement benefit equal to 2.0% of his highest three-year average total salary and short term bonus compensation (uncapped by compensation limits contained in Section 401(a)(17) of the Code), multiplied by his years of actual service capped at 30, minus the annual benefit payable to him under the UI Pension Plan. Mr. Vallillo has over 30 years of actual service with the Company and its affiliates, so both his SERP benefit and qualified Pension Plan benefit are calculated imposing the 30 year cap. As of December 31, 2008, Mr. Vallillo was credited with 30 years of service under the supplemental plan. Subject to the requirement of a six month delay in payment imposed by Section 409A of the Internal Revenue Code, Mr. Vallillo is entitled to receive his benefit in a lump sum that is the actuarial equivalent of an immediate life annuity payable on his retirement. The actuarial present value of Mr. Vallillo’s supplemental executive retirement benefit as of December 31, 2008, payable in a single life annuity commencing at his Normal Retirement Age, is $3,137,211; and the actuarial present value of his qualified pension plan benefit commencing at his Normal Retirement Date is $910,796. Since Mr. Vallillo meets the “rule of 88” discussed above, he would be entitled to commence this benefit without reduction for early commencement.

UI maintains a “rabbi trust” which contains certain insurance policies and other assets, intended to help UI and UIL Holdings satisfy their respective obligations to executives covered by supplemental executive retirement benefits. The trust is also intended to assist UIL Holdings in meeting its obligations under the UIL CIC Plan II in the event of a change in control of UIL Holdings.

Nonqualified Deferred Compensation Table:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Torgerson, James - President and CEO	$320,089	$—	$(145,676)	$—	$1,078,021
Vallillo, Anthony - President and Chief Operating Officer of UI	$106,875	$—	$(86,170)	$(12,433)	$183,761
Nicholas, Richard - Executive Vice President and CFO	$168,822	$—	$(202,416)	$—	$1,026,762
Randell, Linda - SVP General Counsel & Corporate Secretary	$95,677	$—	$(20,672)	$—	$75,005
Reed, Richard - VP Electric System of UI	$—	$—	$—	$—	$—

Nonqualified Deferred Compensation Table Narrative:

Plans or Agreements Under Which Compensation Deferrals Can be Made. Under the UIL Holdings Corporation Deferred Compensation Plan (“DCP”), NEOs and certain other executives may elect to defer certain elements of compensation. These elements include up to 85% of base salary and 100% of increases in salary, 100% of short- and long-term incentive payments, and up to 100% of restricted shares and performance shares (deferred in the form of stock units). Such deferrals are not matched by employer contributions although the Plan does allow for discretionary employer contributions. Except for those deferrals deemed invested in stock units, participants in the DCP are permitted to direct investments of their elective deferral accounts into ‘deemed’ investments consisting of non-publicly traded mutual funds available through variable insurance products. The rate of the return on their investments is measured by the actual rate of return of the selected investments, reduced by fund management fees and fund expenses and no above-market earnings are credited. With respect to the fiscal year ended December 31, 2008, the deemed investments under the DCP Plan earned the following rates of return:

UIL Holdings Corporation Deferred Compensation Plan

Performance of Investment Choices

Investment Choices	2008 Year-End
Money Market
NVIT Money Market	2.14%
Short-Term Bond
PIMCO VIT Low Duration – Admin Shares	-0.45%
Intermediate-Term Bond
PIMCO VIT Total Return – Admin Shares	4.75%
High Yield Bond
Federated NVIT High Income Bond – Class I	-27.99%
Lifestyle – Lifecycle
NIVIT Inv Dest Conservated – Class II	-6.02%
NIVIT Inv Dest Moderately Conservative – Class II	-15.04%
NIVIT Inv Dest Moderate – Class II	-23.20%
NIVIT Inv Dest Moderately Aggressive – Class II	-31.39%
NIVIT Inv Dest Aggressive – Class II	-36.84%
Large Value
T. Rowe Price Equity Income – Class II	-36.26%
Large Blend
Dreyfus Stock Index – Initial Shares	-37.14%
Large Growth
Oppenhiemer Capital Appreciation VA – Non-Service Shares	-45.52%
Mid-Cap Value
Goldman Sachs VIT Mid Cap Value	-37.05%
Mid-Cap Blend
NVIT Mid Cap Index – Class I	-36.46%
Mid-Cap Growth
T. Rowe Price Mid Cap Growth – Class II	-39.94%
Small Value
Royce Capital Micro-Cap	-43.27%
Small Blend
Dreyfus IP Small Cap Stock Index – Service Shares	-30.91%
Small Growth
NVIT Multi-Manager Small Cap Growth – Class I	-46.42%
World Stock
Oppenhiemer Global Securities VA – Non-Service Shares	-40.19%
Foreign Large Growth
American Century VP International – Class I	-44.82%
Diversified Emerging Markets
Gartmore NVIT Emerging Markets – Class I	-57.76%
Crediting Rate
UIL Money Market Stock Holding Account	2.14%
Stock
UIL Holdings Corporate Stock	-14.38%

Deferrals of restricted shares and performance shares are deemed invested in Company stock units as of the date that the shares would otherwise vest. The rate of return of the stock units is determined by UIL Holdings stock price. With the exception of restricted stock units and stock units attributable to vested performance shares, which must remain deemed invested in UIL stock, participants can change their investment directions with respect to their nonqualified deferred compensation accounts on a daily basis.

At the same time that a DCP participant makes a deferral election with respect to a particular year, he or she must also elect the timing and form of payment from among the options available under the Plan. These options include distribution in a specific future year as a scheduled ‘in-service withdrawal’ and distribution after employment ends due to retirement, termination or disability. Unscheduled withdrawals are not permitted; however, ‘hardship’ distributions for unforeseeable emergencies such as sudden or unexpected illness or accident of the participant or his or her dependent or casualty losses are permitted. Scheduled in-service distributions may commence as soon as 3 years after the end of the year in which the deferral is effective and, in accordance with the timely election of the participant, may be paid either in a lump sum or in annual installments over a 2 to 5 year period from the distribution commencement date. Distribution upon retirement, termination or disability will be paid in a lump sum if the participant’s account balance is $10,000 or less. If timely elected by the participant and the account balance is over $10,000, distributions may be made in installments over a 5, 10 or 15 year period. The commencement of distributions is subject to a 6 month delay for key employees in order to comply with Section 409A of the Internal Revenue Code. Any change in an election governing the timing of distributions or form of payment must be filed at least one year prior to the date the distribution would otherwise have commenced, must further delay commencement of the distribution by at least 5 years, and cannot be given effect until one year after the new ‘change’ election is filed.

The deferrals that participants make under the DCP and earnings thereon are general unsecured obligations of the Company, and DCP participants thus are unsecured creditors of the Company. The Company has established a “rabbi trust” to help secure payment of DCP balances to plan participants, particularly in the event of a change in control or management of the Company. In the event of the insolvency or bankruptcy of the Company, any assets in this trust will be marshaled and held for the benefit of the Company’s general creditors.

Payments upon Termination or Change in Control

Each NEO’s employment agreement provides for certain severance payments and benefits in the event that he or she has an involuntary separation from service without cause, on account of a breach of his or her employment agreement by the employer, or upon the non-renewal of the executive’s employment agreement at the election of the employer. In addition, in the event of an involuntary separation from service without cause or on account of a breach of an employment agreement by the employer within 24 months following a change in control, each executive is entitled to severance payments and benefits payable under the UIL CIC Plan II. Each executive is also entitled to certain benefits in the event of termination due to retirement, death or disability. These payments and benefits are more fully described below.

Termination Benefits for Named Executive Officers

The tables below provide an estimate of the payments that would be made to each of the NEOs under various termination scenarios. The amounts shown are estimates assuming that such termination was effective as of December 31, 2008. The actual amounts to be paid can only be determined at the time of such executive’s termination of employment from the Company.

James P. Torgerson Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Early Retirement, Disability or Death ($)	Involuntary Separation from Service without Cause or for Good Reason ($)	For Cause Termination ($)	Involuntary Separation from Service without Cause or for Good Reason within 24 months following CIC ($)
Severance	$0	$0	$1,062,500		$1,875,000
Annual Incentive	$0	$437,500	$437,500	$0	$437,500
Long-Term Incentive	$0	$978,154	$0	$0	$978,154
UI SERP	$0	$0	$0	$0	$0
Post-termination Medical and Life Ins.	$0	$0	$16,959	$0	$50,878
Continuation of Other Benefits	$0	$0	$0	$0	$16,500
280G Tax Gross-up	$0	$0	$0	$0	$0
Total:	0	1,415,654	1,516,959	0	3,358,032

If Mr. Torgerson had an involuntary separation from service without cause or on account of a breach of his employment agreement by the Company (i.e., for “Good Reason”), as of December 31, 2008, he would have been entitled to the following: (i) his annual incentive earned for 2008 paid in a lump sum; (ii) lump sum severance equal to the sum of one year of his annual base salary immediately prior to the date of his termination (“Base Salary”) plus one times his annual short-term incentive compensation calculated as if he had been employed on the last day of the year of his termination (“Annual Incentive Compensation”); and (iii) participation in the Company’s medical and dental plans for the COBRA continuation period on the same basis as if he were an active employee. In the event the involuntary separation from service was on account of non-renewal of his employment agreement, the lump sum severance payment would have been reduced to be equal to six months of Mr. Torgerson’s Base Salary, and the subsidized medical and dental benefits would not have been provided. In order to receive severance and other benefits, Mr. Torgerson is required to execute a general release and adhere to the non-competition and non-solicitation provisions in his employment agreement.

If Mr. Torgerson were to have an involuntary separation from service without cause or for Good Reason within two years following a change in control of UIL Holdings, under the UIL CIC Plan II he would be entitled to receive a lump sum severance payment equal to three times his Base Salary, minus his Target Total Remuneration. (Target Total Remuneration is one times an executive’s Base Salary plus one times the executive’s Annual Incentive Compensation, plus the amount of the executive’s most recently approved target long term incentive award.). In addition, Mr. Torgerson would be entitled to (i) participate in the Company’s medical and dental plans during the COBRA continuation period on the same terms as an active employee; (ii) a lump sum payment (in lieu of continued participation in the other welfare benefit plans of the Company) equal to three times the “welfare benefit supplement” amount (determined by the CEDC, presently $5,500); and (iii) a full gross-up for any excise tax imposed as a result of any excess parachute payment as determined under Section 280G of the Internal Revenue Code. However, as of December 31, 2008, it appears that no excess parachute payment would have existed and, accordingly, no gross-up would have been required. In order to receive severance and other benefits under the UIL CIC Plan II, Mr. Torgerson is required to execute a general release and not violate non-compete, confidentiality and conduct restrictions. Also, if Mr. Torgerson were to have an involuntary separation from service without cause or for Good Reason within two years following a change in control of UIL Holdings, under his employment agreement he would be entitled to payments on account of a covenant not to compete equal to one times his Target Total Remuneration, paid out over a twelve month period in equal fixed monthly installments (subject to delay to the extent required under Section 409A of the Internal Revenue Code).

If Mr. Torgerson died, retired, or terminated employment due to disability (as defined in his employment agreement), he would be entitled to (i) his annual incentive compensation (pro rated to date of termination) paid in a lump sum; and (ii) any long-term incentive awards, paid at the end of the performance period (if earned). If Mr. Torgerson voluntarily terminated employment (not on account of breach by the Company), he would not be entitled to severance or continued subsidized medical and dental coverage, and would forfeit his annual incentive compensation and long-term incentive awards that were not yet earned. Under all termination scenarios, Mr. Torgerson (or his beneficiary) would be entitled to receive his accrued vested benefits under the UI KSOP and the UIL Holdings Corporation Deferred Compensation Plan, in accordance with their terms.

Anthony J. Vallillo Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Early Retirement, Disability or Death* ($)	Involuntary Separation from Service without Cause or for Good Reason ($)	For Cause Termination ($)	Involuntary Separation from Service without Cause or for Good Reason within 24 months following CIC ($)
Severance	$0	$0	$1,248,000	$0	$1,248,000
Annual Incentive	$0	$234,000	$234,000	$0	$234,000
Long-Term Incentive	$0	$591,575	$0	$0	$591,575
UI SERP	$3,137,211	$3,137,211	$3,137,211	$0	$3,137,211
Post-termination Medical and Life Ins.	$173,141	$173,141	$173,141	$173,141	$173,141
Continuation of Other Benefits	$0	$0	$0	$0	$22,616
280G Tax Gross-up	$0	$0	$0	$0	$0
Total:	3,310,352	4,135,927	4,792,352	173,141	5,406,543

If Mr. Vallillo had an involuntary separation from service without cause, for Good Reason, or because his employment agreement was not renewed, as of December 31, 2008, Mr. Vallillo would have been entitled to the following: (i) his annual incentive earned for 2008 paid in a lump sum; (ii) lump sum severance equal to (A) two times the sum of his Base Salary plus his Annual Incentive Compensation, minus (B) his Target Total Remuneration; and (iii) participation in the Company’s medical and dental plans for the COBRA continuation period on the same basis as if he were an active employee. Mr. Vallillo would also be entitled to payments on account of a covenant not to compete equal to one times his Target Total Remuneration, paid out over a twelve month period in equal fixed monthly installments (subject to delay to the extent required under Section 409A of the Internal Revenue Code). In order to receive severance and other benefits, Mr. Vallillo is required to execute a general release and adhere to the non-compete and non-solicitation provisions in his employment agreement.

If Mr. Vallillo were to have an involuntary separation from service without cause or for Good Reason within two years following a change in control of UIL Holdings, under the UIL CIC Plan II he would be entitled to receive a lump sum severance payment equal to (A) two times the sum of his Base Salary plus his Annual Incentive Compensation, minus (B) his Target Total Remuneration. In addition, Mr. Vallillo would be entitled to (i) participate in the Company’s medical and dental plans during the COBRA continuation period on the same terms as an active employee; (ii) a lump sum payment equal to two times the “welfare benefit supplement” amount; (iii) two additional years of service credit for purposes of calculating his benefits payable under the UIL Holdings retiree medical benefit plans and the UI SERP; and (iv) a full gross-up for any excise tax imposed as a result of any excess parachute payment as determined under Section 280G of the Internal Revenue Code. However, as of December 31, 2008, it appears that no excess parachute payment would have existed and, accordingly, no gross-up would have been required. In order to receive severance and other benefits under the UIL CIC Plan II, Mr. Vallillo is required to execute a general release and not violate non-compete, confidentiality and conduct restrictions. Also, if Mr. Vallillo were to have an involuntary separation from service without cause or for Good Reason within two years following a change in control of UIL Holdings, under his employment agreement he would be entitled to payments on account of a covenant not to compete equal to one times his Target Total Remuneration, paid out over a twelve month period in equal fixed monthly installments (subject to delay to the extent required under Section 409A of the Internal Revenue Code).

If Mr. Vallillo died, retired, or terminated due to disability (as defined in his employment agreement), he would be entitled to (i) his annual incentive compensation (pro rated to date of termination) paid in a lump sum; and (ii) any long term incentive awards, paid at the end of the performance period (if earned). Under the terms of Mr. Vallillo’s employment agreement, if he were to voluntarily terminate employment (not on account of breach by the Company), he would not be entitled to severance or continued subsidized medical and dental coverage, and would forfeit his annual incentive compensation and long term incentive awards that were not yet earned. However, Mr. Vallillo has satisfied the age and service requirements for retirement. Under all termination scenarios, Mr. Vallillo (or his beneficiary) would be eligible to receive his vested accrued benefits under the UI KSOP, the UI Pension Plan and the UIL Holdings Corporation Deferred Compensation Plan, in accordance with their terms, and retiree medical and life insurance benefits. Under all termination scenarios, other than a termination for Cause, Mr. Vallillo (or his beneficiary) would be eligible for benefits under the UI SERP, in accordance with the terms of that plan.

Richard J. Nicholas Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Early Retirement, Disability or Death ($)	Involuntary Separation from Service without Cause or for Good Reason ($)	For Cause Termination ($)	Involuntary Separation from Service without Cause or for Good Reason within 24 months following CIC ($)
Severance	$0	$0	$900,000	$0	$900,000
Annual Incentive	$0	$150,000	$150,000	$0	$150,000
Long-Term Incentive	$0	$348,820	$0	$0	$348,820
UI SERP	$156,952	$156,952	$240,497	$0	$240,497
Post-termination Medical and Life Ins.	$0	$0	$33,309	$0	$33,309
Continuation of Other Benefits	$0	$0	$0	$0	$22,616
280G Tax Gross-up	$0	$0	$0	$0	$0
Total:	156,952	655,772	1,323,806	0	1,695,242

If Mr. Nicholas had an involuntary separation from service without cause, for Good Reason, or because his employment agreement was not renewed, as of December 31, 2008, Mr. Nicholas would have been entitled to the following: (i) his annual incentive earned for 2008 paid in a lump sum; (ii) lump sum severance equal to (A) two times the sum of his Base Salary plus his Annual Incentive Compensation, minus (B) his Target Total Remuneration; and (iii) participation in the Company’s medical and dental plans for the COBRA continuation period on the same basis as if he were an active employee. Mr. Nicholas would also be entitled to payments on account of a covenant not to compete equal to one times his Target Total Remuneration, paid out over a twelve month period in equal fixed monthly installments (subject to delay to the extent required under Section 409A of the Internal Revenue Code). In order to receive severance and other benefits, Mr. Nicholas is required to execute a general release and adhere to the non-compete and non-solicitation provisions in his employment agreement.

If Mr. Nicholas were to have an involuntary separation from service without cause or for Good Reason within two years following a change in control of UIL Holdings, under the UIL CIC Plan II he would be entitled to receive a lump sum severance payment equal to (A) two times the sum of his Base Salary plus his Annual Incentive Compensation, minus (B) his Target Total Remuneration. In addition, Mr. Nicholas would be entitled to (i) participate in the Company’s medical and dental plans during the COBRA continuation period on the same terms as an active employee; (ii) a lump sum payment equal to two times the “welfare benefit supplement” amount; (iii) two additional years of service credit for purposes of calculating his benefits payable under the UIL Holdings retiree medical benefit plans and the UI SERP; and (iv) a full gross-up for any excise tax imposed as a result of any excess parachute payment as determined under Section 280G of the Internal Revenue Code. However, as of December 31, 2008, it appears that no excess parachute payment would have existed and, accordingly, no gross-up would have been required. In order to receive severance and other benefits under the UIL CIC Plan II, Mr. Nicholas is required to execute a general release and not violate non-compete, confidentiality and conduct restrictions. Also, if Mr. Nicholas were to have an involuntary separation from service without cause or for Good Reason within two years following a change in control of UIL Holdings, under his employment agreement he would be entitled to payments on account of a covenant not to compete equal to one times his Target Total Remuneration, paid out over a twelve month period in equal fixed monthly installments (subject to delay to the extent required under Section 409A of the Internal Revenue Code).

If Mr. Nicholas died, retired, or terminated due to disability (as defined in his employment agreement), he would be entitled to (i) his annual incentive compensation (pro rated to date of termination) paid in a lump sum; and (ii) any long term incentive awards, paid at the end of the performance period (if earned). If Mr. Nicholas voluntarily terminated employment (not on account of breach by the Company), he would not be entitled to severance or continued subsidized medical and dental coverage, and would forfeit his annual incentive compensation and long term incentive awards that were not yet earned. Under all termination scenarios, Mr. Nicholas (or his beneficiary) would be eligible to receive his vested accrued benefits under the UI KSOP, the UI Pension Plan and the UIL Holdings Corporation Deferred Compensation Plan, in accordance with their terms. Under all termination scenarios, other than a termination for Cause, Mr. Nicholas (or his beneficiary) would be eligible for retiree medical and life insurance benefits and benefits under the UI SERP, in accordance with the terms of the respective plans.

Linda L. Randell Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Early Retirement, Disability or Death ($)	Involuntary Separation from Service without Cause or for Good Reason ($)	For Cause Termination ($)	Involuntary Separation from Service without Cause or for Good Reason within 24 months following CIC ($)
Severance	$0	$0	$420,500	$0	$841,000
Annual Incentive	$0	$130,500	$130,500	$0	$130,500
Long-Term Incentive	$0	$295,697	$0	$0	$295,697
UI SERP	$0	$0	$0	$0	$0
Post-termination Medical and Life Ins.	$0	$0	$8,048	$0	$8,048
Continuation of Other Benefits	$0	$0	$0	$0	$5,500
280G Tax Gross-up	$0	$0	$0	$0	$0
Total:	0	426,197	559,048	0	1,280,745

If Ms. Randell had an involuntary separation from service without cause or for Good Reason, as of December 31, 2008, she would have been entitled to the following: (i) her annual incentive earned for 2008 paid in a lump sum; (ii) lump sum severance equal to one year of her Base Salary plus one times her Annual Incentive Compensation; and (iii) participation in the Company’s medical and dental plans for the COBRA continuation period on the same basis as if she were an active employee. In the event the involuntary separation from service was on account of non-renewal of her employment agreement, the lump sum severance payment would have been reduced to be equal to six months of Ms. Randell’s Base Salary, and the subsidized medical and dental benefits would not have been provided. In order to receive severance and other benefits, Ms. Randell is required to execute a general release and adhere to the non-competition and non-solicitation provisions in her employment agreement.

If Ms. Randell were to have an involuntary separation from service without cause or for Good Reason within two years following a change in control of UIL Holdings, under the UIL CIC Plan II, she would be entitled to receive a lump sum severance payment equal to two times her Base Salary, minus her Target Total Remuneration. In addition, Ms. Randell would be entitled to (i) participate in the Company’s medical and dental plans during the COBRA continuation period on the same terms as an active employee, (ii) a lump sum payment equal to one times the “welfare benefit supplement” amount, and (iii) a full gross-up for any excise tax imposed as a result of any excess parachute payment as determined under Section 280G of the Internal Revenue Code. However, as of December 31, 2008, it appears that no excess parachute payment would have existed and, accordingly, no gross-up would have been required. In order to receive severance and other benefits under the UIL CIC Plan II, Ms. Randell is required to execute a general release and not violate non-compete, confidentiality and conduct restrictions. Also, if Ms. Randell were to have an involuntary separation from service without cause or for Good Reason within two years following a change in control of UIL Holdings, under her employment agreement she would be entitled to payments on account of a covenant not to compete equal to one times her Target Total Remuneration, paid out over a twelve month period in equal fixed monthly installments (subject to delay to the extent required under Section 409A of the Internal Revenue Code).

If Ms. Randell died, retired, or terminated employment due to disability (as defined in her employment agreement), she would be entitled to (i) her annual incentive compensation (pro rated to date of termination) paid in a lump sum, and (ii) any long-term incentive awards, paid at the end of the performance period (if earned). If Ms. Randell voluntarily terminated employment (not on account of breach by the Company), she would not be entitled to severance or continued subsidized medical and dental coverage, and would forfeit her annual incentive compensation and long-term incentive awards that were not yet earned. Under all termination scenarios, Ms. Randell (or her beneficiary) would be entitled to receive her accrued vested benefits under the UI KSOP and the UIL Holdings Corporation Deferred Compensation Plan, in accordance with their terms.

Richard J. Reed Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Early Retirement, Disability or Death* ($)	Involuntary Separation from Service without Cause or for Good Reason ($)	For Cause Termination ($)	Involuntary Separation from Service without Cause or for Good Reason within 24 months following CIC ($)
Severance	$0	$0	$624,800	$0	$624,800
Annual Incentive	$0	$84,400	$84,400	$0	$84,400
Long-Term Incentive	$0	$156,879	$0	$0	$156,879
UI SERP	$290,998	$290,998	$290,998	$0	$290,998
Post-termination Medical and Life Ins.	$173,141	$173,141	$173,141	$173,141	$173,141
Continuation of Other Benefits	$0	$0	$0	$0	$16,962
280G Tax Gross-up	$0	$0	$0	$0	$0
Total:	464,139	705,418	1,173,339	173,141	1,347,180

If Mr. Reed had an involuntary separation from service without cause, for Good Reason, or because his employment agreement was not renewed, as of December 31, 2008, Mr. Reed would have been entitled to the following: (i) his annual incentive earned for 2008 paid in a lump sum; (ii) lump sum severance equal to two times the sum of his Base Salary plus his Annual Incentive Compensation; and (iii) participation in the Company’s medical and dental plans for the COBRA continuation period on the same basis as if he were an active employee. In order to receive severance and other benefits, Mr. Reed is required to execute a general release and adhere to the non-compete and non-solicitation provisions in his employment agreement.

If Mr. Reed were to have an involuntary separation from service without cause or for Good Reason within two years following a change in control of UIL Holdings, under the UIL CIC Plan II he would be entitled to receive a lump sum severance payment equal to two times the sum of his Base Salary plus his Annual Incentive Compensation. In addition, Mr. Reed would be entitled to (i) participate in the Company’s medical and dental plans during the COBRA continuation period on the same terms as an active employee; (ii) a lump sum payment equal to one and one-half (1.5) times the “welfare benefit supplement” amount; and (iii) one and one-half (1.5) additional years of service credit for purposes of calculating his benefits payable under the UIL Holdings retiree medical benefit plans and the UI SERP. Notwithstanding the foregoing, if any portion of the payments that Mr. Reed has the right to receive would constitute excess parachute payments as determined under Section 280G of the Internal Revenue Code, the amount of the lump sum severance would be reduced to the largest amount that will result in no excise tax being imposed under Section 4999 of the Internal Revenue Code. In order to receive severance and other benefits under the UIL CIC Plan II, Mr. Reed is required to execute a general release and not violate non-compete, confidentiality and conduct restrictions.

If Mr. Reed died, retired, or terminated due to disability (as defined in his employment agreement), he would be entitled to (i) his annual incentive compensation (pro rated to date of termination) paid in a lump sum; and (ii) any long term incentive awards, paid at the end of the performance period (if earned). Under the terms of Mr. Reed’s employment agreement, if he were to voluntarily terminate employment (not on account of breach by the Company), he would not be entitled to severance or continued subsidized medical and dental coverage, and would forfeit his annual incentive compensation and long term incentive awards that were not yet earned. However, Mr. Reed has satisfied the age and service requirements for retirement. Under all termination scenarios, Mr. Reed (or his beneficiary) would be eligible to receive his vested accrued benefits under the UI KSOP, the UI Pension Plan and the UIL Holdings Corporation Deferred Compensation Plan, in accordance with their terms, and retiree medical and life insurance benefits. Under all termination scenarios, other than a termination for Cause, Mr. Reed (or his beneficiary) would be eligible for benefits under the UI SERP, in accordance with the terms of that plan.

Non-competition and Non-solicitation Covenants All the NEOs, along with other executives who are parties to an employment agreement with UIL or UI, are bound for a period of twelve months from termination by non-competition and non-solicitation covenants. In order to receive severance payments and other benefits upon a termination without cause, or termination following a change in control, the executive is required to comply with a provision that prohibits the executive for twelve months from (i) becoming employed by, entering into a consulting arrangement with or otherwise performing services for a competitor; (ii) diverting business, directly or indirectly, from the Company or any affiliate, or interfering with customer or supply relationships; or (iii) attempting to interfere with the Company’s relationships with its employees. The definition of a “competitor” is tailored to the particular business of the executive’s direct employer (e.g., UIL Holdings, UI). Further, the employee is required to maintain confidentiality of the Company’s methods of doing business, marketing and strategic business plans, customer lists and the like. These provisions survive the termination of the executive’s employment agreement. A breach will result in the forfeiture of any termination or change-of-control payments or benefits then still owing to the executive, and the Company expressly reserves the right to seek injunctive relief.

Director Compensation

The following table shows the compensation of each non-employee director for services rendered in that capacity during 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Thelma R. Albright	48,750	75,302					124,052
Marc C. Breslawsky	46,000	75,302					121,302
Betsy Henley-Cohn	52,000	75,302					127,302
Arnold L. Chase	45,000	75,302					120,302
John F. Croweak	48,500	102,583					151,083
John L. Lahey	53,250	75,302					128,552
F. Patrick McFadden	112,500	87,838					200,338
Daniel J. Miglio	56,000	75,302					131,302
William F. Murdy	44,000	75,302					119,302
Donald R. Shassian	10,000	1,938					11,398
James A. Thomas	42,000	75,302					117,302

“Fees Earned or Paid in Cash” (column (b)) amounts shown include an annual retainer fee and committee chair and meeting fees.

“Stock Awards” (column (c)) amounts reflect the accounting charge for compensation expense incurred by the Company in 2008 for equity grants made in 2008, 2007 and 2006 which is determined by expensing the grant date value of each award ratably over a three year vesting period.

Directors who are employees of UIL Holdings or its subsidiaries receive no compensation for their service as Directors and are compensated in accordance with UIL Holdings’ executive compensation policy and objectives. UIL Holdings’ policy and objectives in establishing director compensation are to provide overall compensation that is designed to pay directors fairly for the time and work required for a director of a company of UIL Holdings’ size and scope, and align directors’ interests with the long-term interests of shareowners.

After discussion and review in early 2008, the Corporate Governance and Nominating Committee (“Governance Committee”) recommended to the Board of Directors that no changes be made to the amount and composition of directors’ compensation, and further that equity grants be made as of the March 24, 2008 Board of Directors meeting. These recommendations were adopted by the Board of Directors at its February 25, 2008 and March 24, 2008 meetings, respectively.

Director compensation has two components: a cash component and an equity component. Non-employee directors, other than the Non-Executive Chair of the Board, receive a single equity grant in March, an annual retainer fee and committee chair and meeting fees. For 2008, non-employee directors, other than the Non-Executive Chair, were compensated with an annual retainer fee of $21,000 (paid $9,000 for service during the first quarter of the year and $4,000 each for service during the second, third and fourth quarters of the year); meeting fees of $1,000 for each meeting of the Board of Directors and each meeting of a committee of the Board of Directors attended by the committee member; and an equity grant of restricted stock valued at $93,000 on the date of grant. The value of the equity grant differs from the stock award amount noted in the table above because the amounts in the table above reflect the accounting charge for compensation expense incurred by the Company for the 2008, 2007 and 2006 equity grants. During 2008, the chair fee for the Audit Committee and the Compensation and Executive Development Committee remained $10,000; the chair fee for the other Board committees remained $5,000. For 2008, the Non-Executive Chair of the Board was paid $225,000, divided equally between cash and equity. The cash portion of the Non-Executive Chair’s compensation is pro-rated and paid monthly. The equity grant of restricted stock to the Non-Executive Chair was valued at $112,500 on the date of grant. The Non-Executive Chair is not paid additional meeting fees or a fee for chairing the Executive Committee. Directors who are retiring as of the annual shareowners meeting in May receive a pro-rated equity grant, to reflect the portion of the calendar year from January 1 to the annual meeting.

The 2008 equity grants were made pursuant to the terms of the UIL Holdings Corporation 1999 Amended and Restated Stock Plan. As discussed above, equity grants of restricted stock valued at $93,000 for non-employee directors other than the Non-Executive Chair, and an equity grant of restricted stock valued at $112,500 for the Non-Executive Chair, were made on March 24, 2008. This resulted in the grant of 3,088 shares of restricted stock to non-employee directors and 3,736 shares of restricted stock to the Non-Executive Chair. Grants of restricted stock include the right to receive dividend payments after the date of grant. Directors had the option to defer receipt of these shares, in which case such director received a credit to his or her phantom stock account in the UIL Holdings Deferred Compensation Plan. If the director did not timely defer receipt of the restricted shares, then the shares vest on the third anniversary of the grant (or, if earlier, upon the director’s death, disability, retirement or termination with the consent of the Company). With the election of an additional director in October 2008, a pro-rated amount of 669 shares of restricted stock was granted to the new non-employee director. The Company does not provide pension benefits to non-employee directors, and does not provide above market earnings on any compensation deferred by directors. Non-employee directors are provided travel/accident insurance coverage in the amount of $200,000.

The Company also maintains the UIL Holdings Corporation Non-Employee Directors Common Stock and Deferred Compensation Plan. The purpose of the Plan is to allow non-employee directors to defer the payment of fees for service as a director and to provide a mechanism for payment of such director compensation in shares of UIL Holdings common stock. Under the Plan, a non-employee director may elect to defer receipt of all or part of (i) his or her retainer fee, (ii) his or her committee chair fees, and/or (iii) his or her meeting fees. All amounts deferred are credited when payable, at the director’s election, to either the director’s cash account or to the director’s stock account (in a number of whole and fractional stock units based on the market value of UIL Holdings common stock on the date the fee is payable) in the Plan. The cash accounts accrue interest at the Citibank, N.A. prime rate in effect at the beginning of each month. The stock accounts are credited from time to time with additional stock units that correspond to the cash dividend equivalents that would have been paid on the shares of UIL Holdings common stock represented by the stock units in each account. All amounts credited to a non-employee director’s cash account or stock account in the Plan are at all times fully vested and non-forfeitable, and are payable only upon termination of the director’s service on the Board of Directors. At that time, the cash account is payable in cash and the stock account is payable in an equivalent number of shares of UIL Holdings common stock.

The table below represents outstanding restricted stock and option awards held by the non-employee directors as of December 31, 2008. It does not include other shares owned by the non-employee directors free of restrictions. A complete listing of equity ownership can be found in the Stock Ownership of Directors and Officers section of this proxy.

Director’s Name	Restricted Stock#	Options
Thelma R. Albright	15,457	15,000
Marc C. Breslawsky	15,457	30,000
Betsy Henley-Cohn	7,293	0
Arnold L. Chase	7,293	22,500
John F. Croweak	15,457	7,500
John L. Lahey	15,457	23,022
F. Patrick McFadden	6,403	0
Daniel J. Miglio	7,293	7,500
William F. Murdy	15,457	7,500
Donald R. Shassian	669	0
James A. Thomas	7,293	20,000

BOARD OF DIRECTORS

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (“Audit Committee”) is responsible for providing independent, objective oversight of UIL Holdings’ accounting functions and internal controls. The Audit Committee is comprised of a minimum of three independent Directors, and acts under a written charter. Early in 2008, the Board of Directors amended the Audit Committee Charter to, among other things, authorize the Chair of the Committee to pre-approve specific services, subject to limitation, and advise the full Committee of such approval at the next regularly scheduled Audit Committee meeting. No changes have been made to the charter since that time. The Audit Committee Charter meets the current requirements of the Securities and Exchange Commission and The New York Stock Exchange and is posted on the Corporation’s website, www.uil.com.

UIL Holdings’ management, including its internal audit staff, is responsible for UIL Holdings’ internal financial controls and the financial reporting process. UIL Holdings’ independent registered public accounting firm is responsible for performing an independent audit of UIL Holdings’ consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee’s meetings are structured and conducted to facilitate and encourage open communications among the Audit Committee members, between the Audit Committee and UIL Holdings’ internal audit staff, between the Audit Committee and UIL Holdings’ independent registered public accounting firm, PricewaterhouseCoopers LLP, and between the Audit Committee and UIL Holdings’ executive management. During these meetings, the Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers the quarterly financial statements included in quarterly reports on Form 10-Q filed with the Securities and Exchange Commission during the year ended December 31, 2008 and audited financial statements for the year ended December 31, 2008. Discussions with PricewaterhouseCoopers have also included the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). PricewaterhouseCoopers has also provided to the Audit Committee the written disclosures required by the Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence), and the Audit Committee has discussed with PricewaterhouseCoopers that firm’s independence.

Based on its reviews and discussions with UIL Holdings’ management, including its internal audit staff, and with PricewaterhouseCoopers, the Audit Committee recommended to the Board of Directors that UIL Holdings’ audited financial statements for the year ended December 31, 2008, be approved and included in UIL Holdings’ Annual Report on Form 10-K filed with the Securities and Exchange Commission.

For the years ended December 31, 2008 and December 31, 2007, PricewaterhouseCoopers billed UIL Holdings the following fees for services rendered:

	2008	2007
Audit Fees (1)	$837,900	$889,502
Audit-Related Services Fees	0	0
Tax Fees	84,912	67,711
All Other Fees	0	0

Total Fees Billed	$922,812	$957,213

(1)

For the audit of UIL Holdings’ annual financial statements for the years ended December 31, 2008 and 2007, for review of the quarterly financial statements included in UIL Holdings’ Quarterly Reports on Form 10-Q, and for new accounting developments. It also includes work performed to attest and report on the Sarbanes-Oxley Act of 2002, Section 404, in accordance with the Public Company Accounting Oversight Board Auditing Standard.

Included in the “Tax Fees” category for 2008 were fees billed for sales and use tax matters and research on tax credits and, included for 2007, were fees billed for sales and use tax matters and matters related to FIN No. 48, “Accounting for Uncertainty in Income Taxes”. Pursuant to its charter, the Audit Committee is responsible for selecting, approving compensation and overseeing the independence, qualifications and performance of the independent accountants. The Audit Committee has adopted a pre-approval policy pursuant to which certain permissible audit and non-audit services may be provided by the independent accountants. In considering services to be provided by the independent accountants, the Audit Committee considers whether such services are consistent with the auditor’s independence; whether the independent accountants are likely to provide the most effective and efficient services based upon their familiarity with the company; and whether the services could enhance our ability to manage or control risk, improve audit quality or meet financial and tax compliance needs. After review and discussion, the Audit Committee has concluded that PricewaterhouseCoopers’ provision of non-audit services to UIL Holdings was compatible with maintaining PricewaterhouseCoopers’ auditor independence. The Audit Committee approved all of the services in advance for which PricewaterhouseCoopers billed UIL Holdings during 2008. The Audit Committee has adopted a policy whereby if additional PricewaterhouseCoopers’ service is permissible, the timing is such that it should be undertaken before the next Audit Committee meeting, and the aggregate dollar amount for the year is less than one hundred thousand dollars, approval will be sought from the Audit Committee Chair. If approved by the Audit Committee Chair, the rest of the Audit Committee will be notified of the engagement at the next regularly scheduled Audit Committee meeting.

AUDIT COMMITTEE

Daniel J. Miglio (Chair)

Thelma R. Albright

Marc C. Breslawsky

Betsy Henley-Cohn

Donald R. Shassian

PROPOSAL NO. 2 – RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of the Board of Directors, at a meeting held on February 13, 2009, voted to employ the firm of PricewaterhouseCoopers LLP to perform an audit of the books and affairs of UIL Holdings for the fiscal year 2009. One or more representatives of PricewaterhouseCoopers LLP will attend the annual meeting, will be afforded the opportunity to make a statement if they desire to do so, and will be available to answer questions that may be asked by shareowners.

Shareowner ratification of the selection of PricewaterhouseCoopers LLP as UIL Holdings’ independent registered public accounting firm is not required by UIL Holdings’ bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the shareowners for ratification as a matter of good corporate practice. If the shareowners fail to ratify the selection, the Audit Committee will reconsider the selection of that firm. The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of UIL Holdings and its shareowners.

Vote Required for Approval

Under Connecticut law and UIL Holdings’ bylaws, assuming that a quorum is present at the meeting, the proposal to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as UIL Holdings’ independent registered public accounting firm will be approved if the votes cast in favor of this action exceed the votes cast against it. Proxies marked to abstain from voting with respect to this action will not have the legal effect of voting against it.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL CONCERNING THE RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

DATE FOR SUBMISSION OF PROPOSALS BY SHAREOWNERS

Shareowners who intend to present proposals for action at the 2010 Annual Meeting of the Shareowners are advised that such proposals must be received at the principal executive offices of UIL Holdings by December 1, 2009 in order to be included in the proxy statement and form of proxy for that meeting.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2010 Annual Meeting, SEC rules permit management to vote proxies in its discretion if UIL Holdings does not receive notice of the proposal prior to the close of business on February 18, 2010 and the proxy statement contains a specific statement regarding discretionary authority to vote. Notices of intention to present proposals at the 2010 Annual Meeting should be addressed to Linda L. Randell, Senior Vice President, General Counsel and Corporate Secretary, 157 Church Street, P.O. Box 1564, New Haven, Connecticut 06506.

UIL Holdings has filed an Annual Report on Form 10-K for the fiscal year ended December 31, 2008 with the Securities and Exchange Commission. UIL Holdings will either include a copy of its Annual Report on Form 10-K, including the financial statements included in the annual report, along with the Proxy or make one available in accordance with the Notice of Internet Availability of Proxy Material provided to any shareowner who did not receive this proxy statement in the mail. If you did not receive the Annual Report on Form 10-K, one will be provided to you without charge, if you request it in writing. Please direct your written requests to Linda L. Randell, Senior Vice President, General Counsel and Corporate Secretary UIL Holdings Corporation, 157 Church Street, P.O. Box 1564, New Haven, Connecticut 06506. Copies of the Annual Report on Form 10-K that are sent to you will not include exhibits unless you specifically request exhibits and agree to pay a fee to defray the copying and postage costs (10 cents per page, plus postage).

By Order of the Board of Directors,

April 1, 2009	LINDA L. RANDELL
Senior Vice President, General Counsel and Corporate Secretary

DIRECTIONS TO QUINNIPIAC UNIVERSITY

From New London Via I-95:

Take I-95 to New Haven. Then take I-91 North to Exit 10 (Route 40). Follow Route 40 approximately 3 miles to its end (at Whitney Avenue). Turn right onto Whitney Avenue (Route 10) and proceed north for 1.4 miles. Turn right onto Mount Carmel Avenue and go 0.3 miles to campus.

From New York City Via I-95:

Take I-95 to New Haven. Then take I-91 North to Exit 10 (Route 40). Follow Route 40 approximately 3 miles to its end (at Whitney Avenue). Turn right onto Whitney Avenue (Route 10) and proceed north for 1.4 miles. Turn right onto Mount Carmel Avenue and go 0.3 miles to campus.

From New York City Via the Wilbur Cross Parkway (Merritt Parkway):

Take the Parkway (Route 15) to Exit 61. Turn right onto Whitney Avenue (Route 10) and proceed north 3 miles to Mount Carmel Avenue. Turn right onto Mount Carmel Avenue and go 0.3 miles to campus.

From Hartford Via I-91:

Take I-91 South to Exit 10 (Route 40). Follow Route 40 approximately 3 miles to its end (at Whitney Avenue). Turn right onto Whitney Avenue (Route 10) and proceed north for 1.4 miles. Turn right onto Mount Carmel Avenue and go 0.3 miles to campus.

UIL HOLDINGS CORPORATION 157 CHURCH STREET NEW HAVEN, CT 06506-0901

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 12, 2009, which is the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREOWNER COMMUNICATIONS

If you would like to reduce the costs incurred by UIL HOLDINGS CORPORATION in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareowner communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 12, 2009, which is the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to UIL HOLDINGS CORPORATION, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	UILHC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UIL HOLDINGS CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 and 2.
Vote on Directors			☐	☐	☐
1.	ELECTION OF DIRECTORS
Nominees:
	01) Thelma R. Albright	07) Daniel J. Miglio
	02) Marc C. Breslawsky	08) William F. Murdy
	03) Arnold L. Chase	09) Donald R. Shassian
	04) Betsy Henley-Cohn	10) James A. Thomas
	05) John L. Lahey	11) James P. Torgerson
06) F. Patrick McFadden, Jr.

Vote on Proposals							For	Against	Abstain
2.	RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS UIL HOLDINGS CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.						☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareowner(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on			☐
the back where indicated.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

ATTENDANCE TICKET

If you plan on personally attending the Annual Shareowners meeting, you will be asked to verify that you are a shareowner by presenting this attendance ticket together with a proper form of identification. Cameras, recording devices and other electronic devices will not be permitted at the meeting. For the safety of attendees, all bags, packages, and briefcases are subject to inspection. We appreciate your compliance.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K Wrap are available at www.proxyvote.com.

UIL HOLDINGS CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF THE SHAREOWNERS

May 13, 2009

The shareowner(s) hereby appoint(s) John L. Lahey and F. Patrick McFadden, Jr., or either of them, as proxies, each with Betsy Henley-Cohn as substitute, in the absence of Mr. Lahey or Mr. McFadden, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of UIL Holdings Corporation that the shareowner(s) is/are entitled to vote at the Annual Meeting of the Shareowners to be held at 10:00 a.m. Eastern Daylight Time on May 13, 2009 at Quinnipiac University, School of Law Center – Grand Courtroom, 275 Mount Carmel Avenue, Hamden, Connecticut and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREOWNER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND EACH PROPOSAL. FOR ANY OTHER ITEMS THAT PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES APPOINTED ABOVE.

FOR PARTICIPANTS IN THE UNITED ILLUMINATING COMPANY 401(K)/ESOP (KSOP) PLAN:

This Proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of THE UNITED ILLUMINATING COMPANY 401(K)/ESOP (KSOP) #091792 (the Plan). This proxy, when properly executed, will be voted as directed. If no directions are given to the Trustee by 5:00 P.M. on May 10, 2009, the Plan’s Trustee will vote these shares held in the Plan in the same proportion as votes received from other participants in the Plan.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE